Exhibit 2.1

EXECUTION VERSION

October 22, 2018

KLX ENERGY SERVICES LLC,

KLX ENERGY SERVICES HOLDINGS, INC.,

DISTRICT 5 INVESTMENTS, LP,

3M CAPITAL, INC.,

AND

MARCO D. DAVIS

UNIT PURCHASE AGREEMENT

i

4.13	Taxes	39
4.14	Employee and Labor Matters	41
4.15	Benefit Plans	43
4.16	Environmental Matters	46
4.17	Affiliate Contracts	47
4.18	Insurance	47
4.19	Key Customers and Key Suppliers	47
4.20	Data Security	47
4.21	No Other Representations or Warranties	48

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT		48

5.01	Organization and Standing	48
5.02	Authority; Execution and Delivery; and Enforceability	49
5.03	No Conflicts; Consents	49
5.04	No Proceedings	49
5.05	Investment Representations	50
5.06	Sufficiency of Funds	50
5.07	Brokers or Finders	50

ARTICLE VI COVENANTS		51

6.01	Conduct of the Target Group Companies	51
6.02	Access to Information	53
6.03	Confidentiality; Access to Books and Records	54
6.04	Regulatory Authorizations and Consents; Reasonable Best Efforts	55
6.05	Financing Cooperation	56
6.06	Publicity	59
6.07	Non-Competition; Non-Solicitation; Non-Disparagement	59
6.08	Target Company 401(k) Plan	60
6.09	Termination of Affiliate Contracts	61
6.10	Further Assurances	61
6.11	Director and Officer Indemnification	61

ARTICLE VII TAX MATTERS		62

7.01	Tax Indemnification	62
7.02	Tax Returns	63
7.03	Cooperation	63
7.04	Tax Refunds	64

ii

7.05	Transfer Taxes	64

ARTICLE VIII CONDITIONS PRECEDENT		65

8.01	Conditions to the Purchaser’s, Parent’s and the Sellers’ Obligations	65
8.02	Conditions to Obligation of the Purchaser and Parent	65
8.03	Conditions to Obligation of the Sellers	66

ARTICLE IX TERMINATION		67

9.01	Termination	67
9.02	Effect of Termination	68

ARTICLE X INDEMNIFICATION		68

10.01	Survival	68
10.02	Indemnification	69
10.03	Limitations on Indemnification Obligations	71
10.04	Third Party Claims; Notice of Direct Claims	71
10.05	Representations and Warranties Insurance Policy	74
10.06	Double Recovery	74
10.07	Recovery; Other Limitations	74

ARTICLE XI MISCELLANEOUS PROVISIONS		75

11.01	Amendments and Waivers	75
11.02	Assignment	75
11.03	No Third-Party Beneficiaries	76
11.04	Expenses	76
11.05	Notices	76
11.06	Counterpart Execution and Facsimile Delivery	78
11.07	Entire Agreement	79
11.08	Severability	79
11.09	Governing Law	79
11.10	Consent to Jurisdiction	79
11.11	Waiver of Jury Trial	80
11.12	Appointment of Seller Representative	80
11.13	Specific Performance	82

iii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this Agreement), dated as of October 22, 2018, is entered into by and among District 5 Investments, LP, a limited partnership organized under the laws of Texas (D5), 3M Capital, Inc., a corporation organized under the laws of Texas (3M), and Marco D. Davis (Davis, and together with D5 and 3M, each individually a Seller, and collectively, the Sellers), KLX Energy Services LLC, a limited liability company organized under the laws of Delaware (the Purchaser), and KLX Energy Services Holdings, Inc., a corporation organized under the laws of Delaware (Parent). Each of the Sellers, the Purchaser and Parent are referred to herein individually as a Party and collectively as the Parties.

RECITALS

WHEREAS, D5 owns 9,582 of the outstanding Class A Units (the Class A Units) of Motley Services, LLC (the Target Company) and 3M owns 1,121 of the outstanding Class A Units of the Target Company, which together constitute 100% of the issued and outstanding Class A Units of the Target Company.

WHEREAS, Davis owns all of the issued and outstanding Class B Units (the Class B Units, together with the Class A Units, the Units) of the Target Company.

WHEREAS, the Purchaser desires to purchase 100% of the issued and outstanding Units pursuant to the terms and conditions of this Agreement.

WHEREAS, each of the Sellers desires to sell to the Purchaser 100% of its Units pursuant to the terms and conditions of this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Purchaser to enter into this Agreement, each of the individuals set forth on Part A of Annex 1 hereto (a Motley Perforator Class B Unitholder) has separately entered into a redemption agreement (each, a Motley Perforator Redemption Agreement) with Motley Perforators, LLC (Motley Perforator), each dated as of the date of this Agreement, providing that, among other things, at the Closing: (i) such Motley Perforator Class B Unitholder shall tender 100% of its Class B Units held in Motley Perforator (Motley Perforator Class B Units) to Motley Perforator for redemption in cash, and (ii) Motley Perforator shall redeem for cash 100% of such Motley Perforator Class B Unit Holder’s Motley Perforator Class B Units.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Purchaser to enter into this Agreement, each of the individuals set forth on Part B of Annex 1 hereto (a Motley Coil Class B Unitholder) has separately entered into a redemption agreement (each, a Motley Coil Redemption Agreement) with Motley Coil, LLC (Motley Coil), each dated as of the date of this Agreement, providing that, among other things, at the Closing: (i) such

Motley Coil Class B Unitholder shall tender 100% of its Class B Units held in Motley Coil (Motley Coil Class B Units) to Motley Coil for redemption in cash, and (ii) Motley Coil shall redeem for cash 100% of such Motley Coil Class B Unit Holder’s Motley Coil Class B Units.

WHEREAS, as a condition and inducement to Purchaser’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, each of the Key Managers (as defined herein) has entered into an employment agreement with Purchaser (collectively, the Employment Agreements), and the Employment Agreements have not been terminated.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual terms, conditions and other agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.01                        Definitions

As used herein, the following terms have the following meanings:

Accounting Firm means KPMG or, if such firm is unable or unwilling to so act (to the extent required under the provisions of this Agreement), such other “Big Four” firm of independent public accountants as shall be agreed upon in writing by the Purchaser and the Sellers.

Accounting Principles means GAAP as applied in connection with the preparation of the Financial Statements.

Acquisition has the meaning set forth in Section 2.01(a).

Affiliate means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise, and will be construed in accordance with the rules of the SEC promulgated under the Securities Act.

Affiliate Contract has the meaning set forth in Section 4.11(a)(xi).

Agreement has the meaning set forth in the Preamble.

Antitrust Laws means any federal, state or foreign antitrust, competition or trade regulatory Applicable Law, including the Sherman Act; the Clayton Act; the HSR Act; and the Federal Trade Commission Act; each as amended.

Applicable Law means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, administrative, legislative, judicial or otherwise), judgment, injunction, decree or other requirement or rule of law or legal process (including common law), or any other Order of, or agreement issued, promulgated or entered into by, any Governmental Authority, as in effect on the applicable date.

Balance Sheet Date means December 31, 2017.

Business means (i) owning and operating wireline trucks for provision of plug setting and perforation services, (ii) owning and operating coiled tubing units for provision of completions-related services, (iii) owning and operating pumps for provision of pump down services, (iv) owning and operating bottom hole assembly equipment for provision of thru tubing services, and (v) owning nitrogen handling equipment for provision of nitrogen services.

Business Day means a day, other than a Saturday or Sunday or other day on which commercial banks are authorized or required by Applicable Law to close in New York City, New York.

Business Employee means any employee of a Target Group Company.

Cap has the meaning set forth in Section 10.04(c).

Cash means cash and cash equivalents (including marketable securities), plus bank deposits, deposits in transit and other checks, money orders and drafts received from third parties that have cleared less any checks in transit that have not cleared.

Cash Consideration has the meaning set forth in Section 2.01(c).

Change of Control Bonus Plan means that certain Change of Control Bonus Plan of the Target Company, dated as of October 19, 2018.

Closing has the meaning set forth in Section 2.02.

Closing Agreement means such agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law).

Closing Date means the date on which the Closing occurs.

Closing Date Cash means the aggregate amount of Cash of the Target Group Companies at the Effective Closing Time.

Closing Date Indebtedness means the aggregate amount of Indebtedness of the Target Group Companies at the Effective Closing Time.

Closing Date Net Working Capital means Net Working Capital as of the Effective Closing Time.

Code means the U.S. Internal Revenue Code of 1986, as amended.

Compliant means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading in light of the circumstances in which it was made, (b) the financial statements included in such  Required Information have been prepared in accordance with GAAP consistently applied and audited in accordance with generally accepted audited standards in the United States, (c) the independent auditors that audited the financial statements of the Target Group Companies are independent registered public accountants within the rules of the SEC and the PCAOB and have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information and (d) the financial statements included in such Required Information through the Closing Date are not stale under Rule 3-12 of Regulation S-X and are prepared in a manner that is customary for placements of debt securities pursuant to Rule 144A promulgated under the Securities Act.

Confidential Information has the meaning set forth in Section 6.03(b).

Confidentiality Agreement means that certain Confidentiality and Nondisclosure Agreement, dated as of September 18, 2018, between the Purchaser and the Target Company.

Consideration Shares has the meaning set forth in Section 2.01(d).

Contract means any binding contract, agreement, instrument, lease, license or commitment, whether written or oral.

Credit Agreement means that certain Revolving Credit, Term Loan, Equipment Loan and Security Agreement, dated as of March 16, 2018, by and among the Target Group Companies, the lenders thereto, and PNC Bank, National Association, together with all agreements and other documents referenced therein or ancillary thereto (and all amendments to the Credit Agreement and such agreements and documents).

D&O Indemnified Party has the meaning set forth in Section 6.11

Data Room means the Donnelley Financial Solutions virtual data room as of 10:00 AM New York time, October 19, 2018, an index of which is attached as Section 1.01 of the Sellers’ Disclosure Schedule.

De Minimis Threshold has the meaning set forth in Section 10.03(b).

Debt Financing Documents has the meaning set forth in Section 6.05(a).

Deductible has the meaning set forth in Section 10.03(a).

Effective Closing Time means the effective time of Closing, which shall be 11:59 p.m. on the Closing Date.

Employee Benefit Plan means all “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and all other material plans, agreements (including employment, consulting and collective bargaining agreements), policies, trust funds or arrangements (whether written or unwritten, insured or self-insured) (i) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by Sellers or any Target Group Company on behalf of any employee, director or other service provider of a Target Group Company (whether current, former or retired) or their beneficiaries, or (ii) with respect to which Sellers or any Target Group Company has any obligation on behalf of any such employee, director or other service provider or beneficiary.

Employment Agreements has the meaning set forth in the Recitals.

Encumbrance means any security interest, pledge, license, covenant, hypothecation, mortgage, lien or encumbrance.

Environmental Laws means all Applicable Law governing or relating to Environmental Matters.

Environmental Matters means any matters arising out of or relating to pollution, protection of the environment or natural environmental resources, or the exposure of public or workers to Hazardous Material, including any of the foregoing relating to the use, generation, transport, treatment, storage, release, migration, emission, or disposal of Hazardous Material, and any Proceeding arising out of or relating to such Hazardous Material, including for remediation, corrective action, response, personal injury, damage to or loss or impairment of the value of property, damage to natural resources, other damages, fines, penalties, recovery of costs, contribution, or other legal or equitable relief.

Equity Securities of any Person means any and all shares of capital stock, partnership interests, membership interests or other equity interests of such Person, and all warrants and options for, and other securities exchangeable for or convertible or exercisable into, any of the foregoing.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Escrow Account means the escrow account created pursuant to the Escrow Agreement.

Escrow Agent means JPMorgan Chase Bank, N.A.

Escrow Agreement means an escrow agreement by and among the Escrow Agent, the Purchaser and Seller Representative, in the form attached hereto as Exhibit B, subject to any revisions thereto proposed by the Escrow Agent and agreed to by the Purchaser and the Seller Representative.

Escrow Amount means an amount equal to five percent (5%) of the Cash Consideration.

Estimated Allocation has the meaning set forth in Section 2.05(b).

Estimated Closing Date Cash means the Sellers’ good faith estimate of Closing Date Cash.

Estimated Closing Date Indebtedness means the Sellers’ good faith estimate of Closing Date Indebtedness.

Estimated Closing Date Net Working Capital means the Sellers’ good faith estimate of Closing Date Net Working Capital.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Final Allocation has the meaning set forth in Section 2.05(b).

Final Closing Statement means a finally determined statement listing the Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital, in each case, as calculated in accordance with the Accounting Principles.

Financial Statements has the meaning set forth in Section 4.06(a).

FLSA means the Fair Labor Standards Act, 29 U.S.C. § 203 et. seq.

Fraud means (i) a false representation of a material fact, (ii) made with knowledge or belief of its falsity, (iii) with the intent of inducing the other Person to act, or refrain from acting, and (iv) upon which the other Person acted or did not act in justifiable reliance on the representation, with resulting Losses, and which shall expressly exclude constructive fraud.

Fundamental Representations means those representations contained in Article III and Sections 4.01, 4.04 and 4.17.

GAAP shall mean United States generally accepted accounting principles.

Governing Documents means the charter, organizational and other documents by which any Person other than an individual establishes its legal existence or which govern its internal affairs, and shall include: (i) in respect of a corporation, its certificate or articles of incorporation or association and its bylaws; (ii) in respect of a partnership, its certificate of partnership and its partnership agreement; and (iii) in respect of a limited liability company, its certificate of formation and operating or limited liability company agreement.

Governmental Authority means any (a) nation, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, district, department or other entity and any court or other tribunal), (d) multinational or supra-national organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, fiscal, legislative, police, regulatory or taxing power of any nature of any federal, state, local, municipal, foreign or other government, in each case, anywhere throughout the world.

Hazardous Material means any chemical, substance, waste, or material that (i) is defined, listed, or designated as a “hazardous substance,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “contaminant,” “pollutant,” “hazardous material,” “toxic substance,” or “air contaminant” under any Environmental Laws; and/or (ii) is or contains petroleum, asbestos, lead, radiation, or perfluoroalkyl or polyfluoroalkyl substances and that is in a location, concentration, form or condition regulated by, or for which standards of conduct or Liability exist pursuant to, any Environmental Laws.

HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Improvements has the meaning set forth in Section 4.09(d).

Indebtedness means, with respect to the Target Group Companies: (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) obligations (contingent or otherwise) for the deferred purchase price of assets, property or services; (iii) indebtedness evidenced by any note, bond, debenture, mortgage, other debt instrument or debt security, or other similar instruments or that otherwise reduces the ability of Target Group Companies to borrow under any credit facility; (iv) capitalized lease (as defined under GAAP) obligations; provided, however, no leases for vehicles shall be considered a capital lease unless specifically listed under “Long-Term Liabilities” on the Target Company’s unaudited balance sheet as of September 30, 2018; (y) indebtedness referred to in clauses (i) through (iv) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on assets owned by Target Group Companies, even though the Target Group Companies have not assumed or become liable for the payment of such Indebtedness; (vi) letters of credit (to the extent drawn); (vii) installment purchases of real or personal property; (viii) all obligations of the type referred to in clauses (i) through (vii) the payment of which Target Group Companies are liable as obligor, guarantor or surety; and (ix) any Seller Transaction Expenses; provided, however, that Indebtedness shall not include any amounts owed by the Target Group Companies under the Motley Perforator Redemption Agreements or the Motley Coil Redemption Agreements.

Indemnified Party has the meaning set forth in Section 10.04(a).

Indemnifying Party has the meaning set forth in Section 10.04(a).

Initial Closing Statement has the meaning set forth in Section 2.01(e).

Insurance Arrangements has the meaning set forth in Section 4.18.

Intellectual Property means all patents and patent applications; registered and unregistered trademarks and trademark applications; design rights, trade names and service marks; trade dress; phone numbers; Internet domain names and online accounts, usernames and social media handles; copyrights and similar rights whether registered or unregistered; rights in inventions; trade secrets, know-how and data; and any other intellectual property right, subsisting now or in the future, having equivalent or similar effect to the rights referred to above and all goodwill associated thereto; in each case, anywhere in the world.

IT Systems means all information technology assets, hardware, software, systems and networks (including third party provided systems and services) that are used in connection with the operation of or by the Business.

Key Customers has the meaning set forth in Section 4.19(a).

Key Managers means Marco Davis, Jeramiah Maynard and Rusty Rumbaugh.

Key Suppliers has the meaning set forth in Section 4.19(b).

Knowledge means: (i) in the case of the Sellers, the knowledge, after reasonable inquiry of those persons employed by the Target Group Companies who would reasonably be expected to have knowledge of the fact, event or circumstance in question, of Marco Davis, Jeramiah Maynard or Rusty Rumbaugh; or (ii) in the case of the Purchaser or Parent, the knowledge, after reasonable inquiry of those persons employed by the Purchaser or Parent, as applicable, who would reasonably be expected to have knowledge of the fact, event or circumstance in question, of any of Thomas McCaffrey or Gary Roberts.

Leased Real Property shall have the meaning set forth in Section 4.09(a).

Lenders has the meaning set forth in Section 2.03(a)(viii).

Liability means any liability or obligation, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due.

Losses has the meaning set forth in Section 10.02.

Managers means the Key Managers and Marlena Cabral, Joshua Ventris and Dewayne McGhee.

Material Adverse Effect means any event, change, circumstance or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the ability of the Sellers to consummate the Acquisition or the other transactions contemplated by this Agreement or (b) the business, financial condition or results of operations of the Target Group Companies, taken as a whole; provided, however, that, with respect to the foregoing clause (b) only, none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance or effect resulting from or related to (i) any acts of God, natural disasters, outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Applicable Law, GAAP or the enforcement or interpretation thereof, (iii) changes that generally affect the industries and markets in which the Target Group Companies operate, (iv) changes in financial or securities markets, general economic conditions or political or regulatory conditions in general, (v) any failure, in and of itself, of the Target Group Companies to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings predictions or other financial performance measures or operating statistics (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise described in this proviso may be taken into account in determining whether a Material Adverse Effect has occurred), (vi) actions expressly required by this Agreement to be taken (or omitted to be taken) at the written request of Purchaser or (vii) the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby; provided, however, that any event, change, circumstance, effect or other matter referred to in clauses (i), (ii), (iii) or (iv) immediately above will be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, circumstance, effect or other matter has a disproportionate effect on the Target Group Companies taken as a whole, as compared to other participants in the industries and markets in which the Target Group Companies operate.

Material Contract has the meaning set forth in Section 4.11(a).

Motley Coil has the meaning set forth in the Recitals.

Motley Coil Class B Units has the meaning set forth in the Recitals.

Motley Coil Class B Unitholder has the meaning set forth in the recitals.

Motley Coil Redemption Agreement has the meaning set forth in the recitals.

Motley Perforator has the meaning set forth in the Recitals.

Motley Perforator Class B Units has the meaning set forth in the Recitals.

Motley Perforator Class B Unitholder has the meaning set forth in the recitals.

Motley Perforator Redemption Agreement has the meaning set forth in the recitals.

Net Working Capital means an amount equal to (a) current assets, excluding cash, minus (b) current liabilities, all determined in accordance with the same accounting methods, principles and policies used in the preparation of the September 2018 monthly financial statements of the Target Company, a copy of which is attached hereto as Exhibit D. Net Working Capital shall exclude (i) all liabilities included in the computation of Seller Transaction Expenses and Indebtedness as of the Closing Date, (ii) deferred Tax liabilities, including any liabilities for accruals or reserves established under GAAP methodologies that require the accrual for contingent or uncertain Tax positions and (iii) long-term deposits which have been characterized as current assets in the September 2018 monthly financial statements of the Target Company, a copy of which is attached hereto as Exhibit D.

New Debt Actions has the meaning set forth in Section 6.05(a).

Notice of Disagreement has the meaning set forth in Section 2.04(b).

Order shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding.

Owned Intellectual Property means all Intellectual Property owned or purported to be owned by the Target Group Companies.

Parent has the meaning set forth in the Preamble.

Parent Common Stock has the meaning set forth in Section 2.01(d).

Parties has the meaning set forth in the Preamble.

Party has the meaning set forth in the Preamble.

Pay-off Amount has the meaning set forth in Section 2.03(a)(viii).

Pay-off Documents has the meaning set forth in Section 2.03(a)(viii).

Permits has the meaning set forth in Section 4.12.

Permitted Encumbrance means: (i) Encumbrances for Taxes, assessments and charges or levies of any Governmental Authority not yet delinquent or that are being contested in good faith by appropriate Proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, (iii) Encumbrances which are listed on Section 1.1 of the Sellers’ Disclosure Schedule; (iv) pledges or deposits to secure obligations under Applicable Law relating to workers’ compensation or to secure public or statutory obligations; (v) liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (vi) in respect of real property: (A) easements, licenses, covenants, rights of way and other similar restrictions; (B) any conditions which may be shown by survey, title report or physical inspection of any such real property; (C) zoning, building and other similar restrictions; and (D) environmental restrictions and regulations; and (vii) imperfections or irregularities of title and other Encumbrances (including utility easements) that would not, in the aggregate, reasonably be expected to impair in any material respect the occupancy, use or operation of the Target Company Real Property.

Person shall mean any individual or any corporation, limited liability company, partnership, trust, association or other entity of any kind.

PII has the meaning set forth in Section 4.20.

Post-Closing Tax Period has the meaning set forth in Section 7.01(b).

Pre-Closing Tax Period has the meaning set forth in Section 7.01(a).

Proceeding means any action, claim, arbitration, litigation, suit or other legal proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private), in each case, commenced, enforced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

Prohibited Transaction means such transaction as described in Section 4975 of the Code and Section 406 of ERISA.

Proposed Closing Statement has the meaning set forth in Section 2.04(a).

Purchaser has the meaning set forth in the Preamble.

Purchaser Disclosure Schedule shall mean the disclosure schedule delivered by the Purchaser to the Sellers simultaneously with the execution of this Agreement.

Purchaser Indemnitee means the Purchaser, its Affiliates (including the Target Group Companies following the Closing) and each of its and their respective officers, directors, employees and agents.

Purchaser Material Adverse Effect means any event, change, circumstance or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Acquisition or the other transactions contemplated by this Agreement.

R&W Insurance Policy has the meaning set forth in Section 10.05.

Redemption Amount has the meaning set forth in Section 2.01(d).

Redemption Notice has the meaning set forth in Section 2.01(d).

Representatives means, with respect to a Person, the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

Required Information means all financial, business and other pertinent information reasonably requested by the Purchaser or its financing sources in order to consummate the New Debt Actions, including annual audited consolidated financial statements of the Target Group Companies as of and for the two years ended more than ninety (90) days prior to the Closing Date and, if applicable, quarterly unaudited condensed consolidated financial statements of the Target Group Companies as of and for quarters (and the corresponding year-to-date interim period if more than one quarter) ended more than forty-five (45) days prior to the Closing Date (and the corresponding period of the prior year), management’s discussion and analysis of financial condition and results of operations for annual and interim periods required to be included in the offering materials (if reasonably deemed necessary or advisable by the Purchaser’s financing sources), business and other financial and other data of the type and form customarily included in offering memoranda for private placements pursuant to Rule 144A promulgated under the Securities Act (including such information and business and other financial and other data that is compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act), all of which shall be Compliant.

Required Notification has the meaning set forth in Section 6.04(a).

Resolution Period has the meaning set forth in Section 2.04(c)(i).

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended.

Seller 401(k) Plan has the meaning set forth in Section 4.15(d).

Seller Indemnitee means the Sellers, their Affiliates and each of its and their respective general partners, limited partners, officers, directors, managers, employees and agents.

Seller Representative means D5 acting as agent for the Sellers or, if D5 notifies Purchaser in writing that it refuses to act as Seller Representative, then the Seller Representative shall be deemed to be each of the Sellers, or their respective representatives in the case of their deaths.

Seller Transaction Expenses means all fees and expenses incurred by Sellers or the Target Group Companies and their Affiliates and representatives in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, or in connection with the consideration of any alternative transaction, to the extent unpaid and payable by the Target Group Companies, including (i) any discretionary, sale, change of control (including pursuant to the Change of Control Bonus Plan), retention, transaction or similar bonuses or compensatory payments or any other payment obligation, in each case, that is or becomes payable to current or former employees of the Target Group Companies either with the execution of this Agreement or at or following the Closing as a result of the consummation of the transactions contemplated by this Agreement, and (ii) any and all fees or expenses payable by the Target Group Companies pursuant to the Simmons Engagement Letter; provided, however, that Seller Transaction Expenses shall not include any amounts owed by the Target Group Companies under the Motley Perforator Redemption Agreements or the Motley Coil Redemption Agreements.

Sellers has the meaning set forth in the Preamble.

Sellers’ Disclosure Schedule shall mean the disclosure schedule delivered by the Sellers to Purchaser simultaneously with the execution of this Agreement.

Share Purchase Agreement means the Share Purchase Agreement, dated as of the Closing Date, by and among Parent and the Managers, in the form attached hereto as Exhibit C.

Simmons Engagement Letter means that certain Letter Agreement, dated March 16, 2018, between Piper Jaffray & Co. (Simmons & Company International Division) and the Target Company in connection with the transactions contemplated hereby.

Simmons Termination Agreement means that certain Termination Agreement to be entered into as of the Closing, by and between Piper Jaffray & Co. (Simmons & Company International Division) and the Target Company pursuant to which the parties thereto shall terminate the Simmons Engagement Letter; provided, however, that the Simmons Termination Agreement shall not include a termination of that certain Indemnification Agreement, dated March 16, 2018, by and between Piper Jaffray & Co. (Simmons & Company International Division) and the Target Company attached as Exhibit A to the Simmons Engagement Letter, which Indemnification Agreement shall continue in full force and effect after the Closing.

Straddle Period means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

Target Company has the meaning set forth in the Recitals.

Target Company Real Property has the meaning set forth in Section 4.09(a).

Target Group Companies means the Target Company and Motley Coil, LLC, Motley Perforators, LLC, Motley Downhole, LLC and Motley Pressure Control, LLC

Target Net Working Capital means $16,000,000.00.

Tax means (a) any United States federal, state or local, or any non-U.S., income, franchise, profits, gross receipts, ad valorem, net worth, transfer, VAT, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, add-on minimum tax, estimated tax, or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any Governmental Authority and (b) any interest, fines, penalties or additions imposed with respect thereto.

Tax Return means any return, declaration, report, estimate, claim for refund, information return or statement, estimated Tax return, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Tax.

Terminated Documents has the meaning set forth in Section 2.03(a)(viii).

Third Party Claim has the meaning set forth in Section 10.04(a).

Treasury Regulation means a United States Treasury regulation promulgated under the Code.

Unresolved Objections has the meaning set forth in Section 2.04(c)(ii).

WARN Act has the meaning set forth in Section 4.14(f).

1.02                        Interpretation

(a)                                 The Sellers’ Disclosure Schedule and the Purchaser Disclosure Schedule shall be incorporated by reference into this Agreement and shall be deemed a part hereof.

(b)                                 In this Agreement, unless expressly provided otherwise:

(i)                           the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(ii)                        whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(iii)                     the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(iv)                    any definition of or reference to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified as of the applicable date (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(v)                       any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns;

(vi)                    the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(vii)                 all references herein to Articles, Sections, Exhibits, Schedules and Annexes shall be construed to refer to Articles, Sections of, Exhibits and Schedules and Annexes to, this Agreement;

(viii)              the headings, captions and table of contents for this Agreement are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement;

(ix)                    references to sums of money are expressed in the lawful currency of the United States of America, and “$”, “US$” and “Dollars” refer to U.S. Dollars;

(x)                       references to “days” are to calendar days; and

(xi)                    if any period referred to herein expires on a day which is not a Business Day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled (including the making of any payment required hereunder) on a day which is not a Business Day, such period shall expire on or such event or condition shall not be required to occur or be fulfilled until, as the case may be, the next succeeding Business Day.

(c)                                  Notwithstanding anything to the contrary contained in the Sellers’ Disclosure Schedule or the Purchaser Disclosure Schedule or elsewhere in this Agreement, every exception and disclosure set forth in the Sellers’ Disclosure Schedule or the Purchaser Disclosure Schedule, as applicable, shall be deemed to be a disclosure with respect to all Articles, Sections, sub-Sections, Schedules or Annexes of this Agreement to which it is reasonably apparent on its face that such disclosure may apply, whether or not a specific cross-reference to such Article, Section, sub-Section, Schedule or Annex is made. Inclusion of an item in the Sellers’ Disclosure Schedule or the Purchaser Disclosure Schedule shall not be deemed an indication or admission that such item is material to the Target Group Companies, or to the Purchaser or is required by this Agreement to be reflected therein (and such inclusion shall not be deemed to establish or be considered for purposes of establishing a standard of materiality or other disclosure threshold). Without limiting the foregoing, no such references to or disclosure of a possible breach or violation of any Contract, Applicable Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II
PURCHASE AND SALE OF THE UNITS; CLOSING

2.01                        Purchase and Sale of the Units; Redemption of the Motley Perforator Class B Units; Redemption of the Motley Coil Class B Units

(a)                                 On the terms and subject to the conditions of this Agreement, at the Closing:

(i)                           D5 shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from D5, all of D5’s Class A Units, free and clear of all Encumbrances other than those arising pursuant to applicable federal and state securities laws;

(ii)                        3M shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from 3M, all of 3M’s Class A Units, free and clear of all Encumbrances other than those arising pursuant to applicable federal and state securities laws; and

(iii)                     Davis shall sell, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from Davis, all of Davis’s Class B Units, free and clear of all Encumbrances other than those arising pursuant to applicable federal and state securities laws.

Such sale and purchase of the Class A Units and the Class B Units is referred to in this Agreement as the Acquisition.

(b)                                 At the Closing:

(i)                                          on the terms and subject to the conditions of the Motley Perforator Redemption Agreements, the Sellers shall cause Motley Perforator to redeem 100% of each Motley Perforator Class B Unitholder’s Motley Perforator Class B Units; and

(ii)                                       on the terms and subject to the conditions of the Motley Coil Redemption Agreements, the Sellers shall cause Motley Coil to redeem 100% of each Motley Coil Class B Unitholder’s Motley Coil Class B Units.

(c)                                  The aggregate consideration for the Units, shall be paid by Purchaser to Sellers (such amount, the Cash Consideration) as follows:

(i)                           $139,200,000 in aggregate cash consideration;

(ii)                        minus Estimated Closing Date Indebtedness;

(iii)                     plus Estimated Closing Date Cash; and

(iv)                    plus the amount of the difference between the Estimated Closing Date Net Working Capital and the Target Net Working Capital if the Estimated Closing Date Net Working Capital is greater than the Target Net Working Capital or minus the amount of such difference if the Estimated Closing Date Net Working Capital is less than the Target Net Working Capital.

(d)                                 Subject to the provisions of this clause (d), Parent will issue to the Managers an aggregate number of shares of common stock of Parent (the Parent Common Stock) equal to the quotient of (x) $9,000,000 divided by (y) the average of the volume weighted average price per share of Parent Common Stock on the NASDAQ stock exchange (as reported by Bloomberg L.P.) on each of the ten (10) consecutive trading days ending with the second complete trading date immediately prior to the applicable issuance (such shares, the Consideration Shares). The Consideration Shares shall be issued according to the following schedule:

(i)                           on the Closing Date, one-third (1/3) of the Consideration Shares will be issued;

(ii)                        on the first (1st) anniversary of the Closing Date, one-third (1/3) of the Consideration Shares will be issued; and

(iii)                     on the second (2nd) anniversary of the Closing Date, one-third (1/3) of the Consideration Shares will be issued.

Within sixty (60) days of the issuance of any Consideration Shares, any Manager may request in writing (a Redemption Notice) for the Parent to redeem 40% of the Consideration Shares received by such Manager upon such issuance (the Redemption Amount).  In the Redemption Notice, the Manager shall notify the Parent of the date such Manager’s taxes associated with the applicable issuance are due.  Upon receipt of the Redemption Notice, within a reasonable period of time, the Parent shall redeem the Redemption Amount at a price equal to the average of the volume weighted average price per share of Parent Common Stock on the NASDAQ stock exchange (as reported by Bloomberg L.P.) on each of the ten (10) consecutive trading days ending with the second complete trading date immediately prior to the date of the applicable issuance.  The Parent shall pay such price in cash to such Manager as soon as reasonably practicable after the redemption of the Consideration Shares (but in no event later than three (3) Business Days prior to the date such Manager has notified the Purchaser that his or her taxes associated with the applicable issuance are due). To the extent that Parent or Purchaser pays the Redemption Amount, such payment shall be deemed to satisfy in full Parent’s obligations under this Section 2.01(d) with respect to the applicable issuance, it being agreed and understood that such Manager shall have no recourse, nor shall he or she be permitted to pursue any claim, against the Purchaser, Parent or any of their Affiliates (including, from and after Closing, any

Target Group Company) in respect of the amount of the payment made by Purchaser or Parent pursuant to this Section 2.01(d).

(e)                                  Not later than five (5) Business Days prior to the Closing Date, the Seller Representative shall deliver to the Purchaser a statement (the Initial Closing Statement) containing the Sellers’ good faith estimate of the Cash Consideration, showing each of Estimated Closing Date Indebtedness, Estimated Closing Date Cash, Estimated Closing Date Net Working Capital (and the calculation in Section 2.01(c)(iv)), in each case, determined in accordance with the Accounting Principles.

(f)                                   To the extent that the Purchaser or any of its Affiliates pays the consideration required to be paid under this Agreement, and such payment is made in accordance with the terms of this Agreement, such payment shall be deemed to satisfy in full the Purchaser’s obligations in respect thereof, and no Person shall have any recourse to the Purchaser or its Affiliates (including from and after the Closing Date, the Target Group Companies) for any failure of the Sellers or the Seller Representative to distribute the aggregate amount of those payments to the other intended recipients, or for any disputes among or between the Sellers and the other intended recipients.

(g)                                  At its election, Parent may satisfy its obligations pursuant to Section 2.01(d)(ii) and Section 2.01(d)(iii) by paying to the Managers an amount in cash equal to the US dollar value of the Consideration Shares (calculated in accordance with Section 2.01(d)) required to be issued on the applicable Closing Date in lieu of issuing the Consideration Shares otherwise required to be issued pursuant to Section 2.01(d)(ii) and Section 2.01(d)(iii).

2.02                        Closing

(a)                                 The closing of the Acquisition (the Closing) shall take place at the offices of Freshfields Bruckhaus Deringer US LLP, 601 Lexington Avenue, 31st Floor, New York, NY 10022, or remotely via the electronic exchange of counterpart signatures if the Parties so elect, at 10:00 a.m., New York City time, no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted, written waiver, of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or written waiver of those conditions at the Closing); provided that in no event shall the Closing occur prior to the third (3rd) Business Day following the date on which the proceeds under the transactions contemplated by the Debt Financing Documents have been made available to the Purchaser for the purpose of consummating the Closing, or at such other place, time and date as agreed in writing between the Sellers and the Purchaser. The date on which the Closing occurs is referred to in this Agreement as the Closing Date.

2.03                        Transactions to be Effected at the Closing

At the Closing:

(a)                                 the Sellers shall deliver to the Purchaser:

(i)                           to the extent certificated, a certificate or certificates representing the Units either in the name of the Purchaser duly endorsed, in proper form for transfer, with appropriate transfer tax stamps, if required, affixed thereto, or such other customary instrument of assignment, as applicable;

(ii)                        a copy of the Escrow Agreement, duly executed by Seller Representative;

(iii)                     the Share Purchase Agreement, duly executed by each of the Managers;

(iv)                    duly executed resignations of each member of the board of directors, managers or equivalent body of each of the Target Group Companies;

(v)                       a copy of the Simmons Termination Agreement, duly executed by Piper Jaffray & Co. (Simmons & Company International Division) and the Target Company;

(vi)                    a certificate from each Seller of non-foreign status complying with the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(vii)                 a certificate of the Target Company’s secretary having attached thereto (A) the Target Company’s Certificate of Formation as in effect as of the Closing Date, (B) the Target Company’s Operating Agreement as in effect as of the Closing Date, (C) resolutions approved by the board of managers of the Target Company authorizing the Acquisition and the transactions contemplated by this Agreement, and (D) good standing certificates with respect to the Target Company from the applicable authorities in Texas, including a certificate of good standing from the Texas Secretary of State and proof of good standing with the Texas Comptroller of Public Accounts, dated as of not more than five (5) calendar days prior to the Closing Date;

(viii)              customary pay-off letters or purchase orders, as applicable (the Pay-off Documents), duly executed by the lenders, lessors or sellers, as applicable, (collectively, the Lenders), under each of the agreements listed on Schedule 2.03(a)(viii) of the Sellers’ Disclosure Schedule (the Terminated Documents), which shall acknowledge (A) the aggregate principal amounts, all accrued but unpaid interest and any penalties constituting the pay-off amount under each such Terminated Document (each, a Pay-Off Amount), (B) that upon receipt of the Pay-Off Amount, such Terminated Document and related instruments shall be terminated or satisfied and discharged, (C) that guarantees in connection therewith relating to the assets and properties of any of the Target Group Companies securing such borrowings or obligations under such Terminated Document shall be, upon payment of the Pay-Off Amount, released and terminated, (D) that the liens under such Terminated Documents are authorized to be released and terminated upon the making of the appropriate filings (subject in each case to delivery of the applicable Pay-Off Amount), and (E) when applicable, that title over assets and properties under such Terminated Document has been transferred to the Target Company;

(ix)                    with respect to the Leased Real Property, an estoppel certificate executed by each landlord or lessor in form and substance reasonably acceptable to Purchaser; and

(x)                       such other documents and instruments as the Purchaser may reasonably request to consummate the Acquisition and the other transactions contemplated by this Agreement.

(b)                                 the Purchaser or Parent (as applicable) shall deliver:

(i)                           the Cash Consideration, which shall be paid as follows:

(A)                               to the Lenders, cash in an amount equal to the aggregate Pay-off Amount pursuant to the payment instructions set forth in the Pay-Off Documents;

(B)                               to the Motley Perforator Class B Unitholders on behalf of Motley Perforator and to the Motley Coil Class B Unitholders on behalf of Motley Coil, cash payments in accordance with their respective Motley Perforator Redemption Agreements and Motley Coil Redemption Agreements, to be paid by means of wire transfers of immediately available funds to accounts designated by Seller Representative at least three (3) Business Days prior to the Closing Date for the purpose of consummating the transactions contemplated by the Motley Perforator Redemption Agreements and the Motley Coil Redemption Agreements;

(C)                               to the Covered Employees (as defined in the Change of Control Bonus Plan), the Change of Control Payments (as defined in the Change of Control Bonus Plan), in accordance with, and pursuant to the terms and conditions of, the Change of Control Bonus Plan, to be paid by means of wire transfers of immediately available funds to accounts designated by Seller Representative at least three (3) Business Days prior to the Closing;

(D)                               to each of the Sellers, cash by means of wire transfers of immediately available funds in the amounts and in accordance with the payment instructions provided by Seller Representative for each Seller at least three (3) Business Days prior to the Closing Date;

(E)                                to the Escrow Agent, an amount equal to the Escrow Amount;

(F)                                 to the applicable payees, cash by means of wire transfers of immediately available funds in the amounts and in accordance with the payment instructions provided by Seller Representative for each such payee at least three (3) Business Days prior to the Closing Date;

(ii)                        subject to the provisions of Section 2.01(d), to each of the Managers, the number of Consideration Shares having a US dollar value equal to the amount set forth next to such Manager’s name on Exhibit A attached hereto as calculated in accordance with Section 2.01;

(iii)                     a copy of the Escrow Agreement, duly executed by the Purchaser;

(iv)                    the Share Purchase Agreement, duly executed by Parent; and

(v)                       such other documents and instruments as the Sellers may reasonably request to consummate the Acquisition and the other transactions contemplated by this Agreement.

2.04                              Post-Closing Adjustment

(a)                                 For the purposes of finally determining Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital, the Purchaser shall, or shall cause the Purchaser’s accountants to, after the Closing, prepare a statement (the Proposed Closing Statement) showing the amounts, and calculations, of Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital, together with reasonable supporting detail with respect to the calculations included therein. The Purchaser shall deliver the Proposed Closing Statement to the Seller Representative within ninety (90) calendar days after the Closing Date. The Purchaser shall prepare the Proposed Closing Statement in accordance with the Accounting Principles.

(b)                                 The Proposed Closing Statement shall become binding upon the Parties at 5:00 P.M. New York time on the thirtieth (30th) calendar day following delivery thereof (and shall be deemed the Final Closing Statement, and the determination contained therein shall be binding) unless the Seller Representative gives written notice of Seller Representative’s disagreement with the Proposed Closing Statement (a Notice of Disagreement) to the Purchaser prior to the expiration of such thirty (30) calendar day period. Any Notice of Disagreement shall specify those items or amounts with which the Seller Representative disagrees in the Proposed Closing Statement and contain (i) a reasonably detailed description of the reasons for its objections to each such item or amount contained therein and (ii) the Seller Representative’s calculation of any amounts with which the Seller Representative disagrees in the Proposed Closing Statement, prepared in accordance with the Accounting Principles. Items not disputed in the Notice of Disagreement shall be binding upon the Parties.

(c)                                  The objections set forth in the Notice of Disagreement shall be resolved as follows:

(i)                           During the ten (10) Business Day period following the delivery of a Notice of Disagreement (or such longer period as may be agreed in writing by the Seller Representative and the Purchaser) (such period, the Resolution Period) the Seller Representative and the Purchaser shall first seek in good faith to resolve such objections. If such objections are so resolved they shall be deemed binding as so resolved and, at such time, the Proposed Closing Statement, as modified to reflect such resolution, shall be deemed the Final Closing Statement.

(ii)                        If the Seller Representative and the Purchaser do not resolve all of such objections during the Resolution Period, the Seller Representative, on the one hand, and the Purchaser, on the other hand, shall make a written submission to the Accounting Firm (and substantially simultaneously to the other) for determination of any and all matters that remain in dispute (the Unresolved Objections) (all matters previously resolved shall become part of the Final Closing Statement as resolved) and which were included in the Notice of Disagreement; provided that the scope of the Unresolved Objections to be resolved by the Accounting Firm shall be limited to whether there were mathematical errors in the Proposed Closing Statement and whether the calculations of the Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital were accurate and performed in accordance with the applicable Accounting Principles, and the Accounting Firm shall not make any other determination. Within five (5) Business Days after the expiration of such ten (10) Business Day period, each of the Purchaser, on the one hand, and the Seller Representative, on the other hand, may deliver to the Accounting Firm its response to the other’s position on each Unresolved Objection; provided that each delivers a copy thereof substantially simultaneously to the other. The Accounting Firm’s decision with respect to any Unresolved Objection must be within the range of values assigned to each such item in the Proposed Closing Statement and the Notice of Disagreement, respectively.

(iii)                     Except as set forth in Section 2.04(c)(ii), the Seller Representative and the Purchaser shall not be entitled to make submissions except as specifically requested by the Accounting Firm. The Seller Representative and the Purchaser shall provide, as soon as reasonably practicable, all the information and explanations that the Accounting Firm may reasonably require. The precise timetable shall be as agreed with the Accounting Firm, but the Accounting Firm shall be instructed to render its determination regarding only the Unresolved Objections in accordance with Section 2.04(c)(ii) within thirty (30) Business Days following the date of such submissions.

(iv)                    The resolution by the Accounting Firm of the Unresolved Objections shall, absent manifest error, be binding and at such time, the Proposed Closing Statement, as modified to reflect such resolution (and any matters resolved in accordance with Section 2.04(c)(i)), shall be deemed the Final Closing Statement. The Parties agree that the procedure set forth in this Section 2.04 for resolving disputes with respect to the Proposed Closing Statement shall be the exclusive method for resolving any disputes with respect to Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital. The decision of the Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(v)                       The fees and expenses of the Accounting Firm shall be borne by the Sellers, on the one hand, and the Purchaser, on the other hand, based on the following formula:

(A)                               The Sellers shall pay a portion of such fees and expenses equal to that fraction of such fees and expenses where (1) the numerator is the absolute value of the difference between Sellers’ aggregate position with respect to the Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital and such amounts as recalculated based upon the Accounting Firm’s final determination with respect to the Unresolved Objections and (2) the denominator is the absolute value of the difference between Sellers’ aggregate position with respect to the Closing Date Indebtedness, Closing Date Cash and Closing Date Net Working Capital and Purchaser’s aggregate position with respect to such amounts; and

(B)                               The Purchaser shall pay the remainder of such fees and expenses.

(d)                                 No later than five (5) Business Days after the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.04:

(i)                           if Closing Date Indebtedness is: (A) less than Estimated Closing Date Indebtedness, the Purchaser shall deliver to the Sellers payment of the amount of such deficit; or (B) greater than the Estimated Closing Date

Indebtedness, the payment of the amount of such excess shall be made to the Purchaser from the Escrow Amount in the Escrow Account;

(ii)                        if Closing Date Cash is: (A) less than Estimated Closing Date Cash, payment of the amount of such deficit shall be made to the Purchaser from the Escrow Amount in the Escrow Agreement; or (B) greater than Estimated Closing Date Cash, the Purchaser shall deliver to the Sellers payment of the amount of such excess; and

(iii)                     if Closing Date Net Working Capital is: (A) less than Estimated Closing Date Net Working Capital, payment of the amount of such deficit shall be made to the Purchaser from the Escrow Amount in the Escrow Account; or (B) greater than Estimated Closing Date Net Working Capital, the Purchaser shall deliver to the Sellers payment of the amount of such excess.

Any payments made by the Purchaser pursuant to this Section 2.04(d) shall be made by wire transfer from immediately available funds to a bank account designated in writing by the Sellers (such designation to be made at least three (3) Business Days prior to such payment). In respect of any payment required to be made from the Escrow Account pursuant to this Section 2.04(d), the Seller Representative shall, together with the Purchaser, jointly instruct the Escrow Agent to remit such payment to the Purchaser not later than five (5) Business Days after the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.04(d). To the extent that the amount required to be paid to the Purchaser pursuant to this Section 2.04(d) exceeds the Escrow Amount, the Sellers shall pay such excess to the Purchaser not later than five (5) Business Days after the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.04(d). The Parties shall net the payments, if any, to be made pursuant to Section 2.04(d)(i), (ii) and (iii), such that only one Party is required to deliver or cause to be delivered amounts required to be paid under this Section 2.04(d). Notwithstanding the foregoing, no Party shall be required to make any payment pursuant to this Section 2.04(d) unless the amount of the adjustment calculated hereunder be paid by one Party to the other Party exceeds $400,000.00.

(e)                                  Until the date the Proposed Closing Statement is deemed the Final Closing Statement pursuant to this Section 2.04, the Parties agree that following the Closing, each shall provide and cause to be provided to the other and its respective representatives reasonable access upon reasonable notice during normal business hours to such first Party’s books, records and accounting personnel (including books, records and accounting personnel of the Target Group Companies), and shall cause such personnel to reasonably cooperate with the other Party and respond to such Party’s reasonable requests for information reasonably promptly.

2.05                        Intended Tax Treatment; Allocation

(a)                                 The Parties acknowledge and agree that, for U.S. federal (and, where applicable, state and local) income Tax purposes pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, the purchase of the Units pursuant to this Agreement shall be treated by the Purchaser as a purchase of the assets of the Target Company, subject to the liabilities of the Target Company as of the Closing Date, and by the Sellers as a sale of their respective Units.  Furthermore, with the consideration for the redemption of the Motley Perforator Class B Units and the Motley Coil Class B Units under the Motley Perforator Redemption Agreements and Motley Coil Redemption Agreements effectively coming from Purchaser, the Parties acknowledge and agree that, for U.S. federal (and, where applicable, state and local) income Tax purposes, the acquisition of each of such Motley Perforator Class B Units and Motley Coil Class B Units shall also be treated as a transaction pursuant to Revenue Ruling 99-6, 1999-1 C.B. 432, whereby the redemption of such Motley Perforator Class B Units and Motley Coil Class B Units shall be treated by Purchaser as a purchase of an undivided interest in the assets of Motley Perforator or Motley Coil, subject to the liabilities thereof, as the case may, and by such Motley Perforator Class B Unitholders or Motley Coil Class B Unitholders, as a sale of their respective Motley Perforator Class B Units and/or Motley Coil Class B Units.

(b)                                 On, or prior to, the Closing, the Purchaser shall prepare and provide the Seller Representative with the Purchaser’s best estimate of the allocation, prepared in accordance with Section 1060 of the Code, of the Cash Consideration (plus any other relevant items) and the liabilities of the Target Group Companies (plus other relevant items) to the assets of each of the Target Group Companies (the Estimated Allocation). Within sixty (60) days of the Closing, the Seller Representative shall provide the Purchaser with written comments on the Estimated Allocation. Within ninety (90) days of the Closing, the Purchaser shall prepare and provide to the Seller Representative, taking into account reasonable written comments of the Sellers, a final version of that allocation (the Final Allocation). The Seller Representative shall notify the Purchaser if the Sellers disagree with the Final Allocation within fifteen (15) days of receipt. In the event the Seller Representative notifies the Purchaser of the Sellers’ disagreement with the Final Allocation, the disagreement shall be resolved by a mutually agreed upon nationally recognized accounting firm, whose determination shall be final and binding on the Parties, with fees of such accounting firm borne fifty percent (50%) by the Sellers and fifty percent (50%) by the Purchaser. The Parties and their respective Affiliates shall prepare and file all Tax Returns in a manner not inconsistent with this Section 2.05, and shall not take any position for Tax purposes (including in any audit or other examination or proceeding relating to Taxes) inconsistent with this Section 2.05 unless required to do so by Applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO
THE SELLERS AND THE UNITS

Except as set forth in the Sellers’ Disclosure Schedule, each Seller severally and not jointly (as to itself or himself only) hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.01                        Authority; Execution and Delivery; Enforceability

Such Seller has all requisite power and authority to execute and deliver this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Seller. Such Seller has duly and validly executed and delivered this Agreement. This Agreement constitutes the valid and binding obligation of the Sellers enforceable against such Seller in accordance with its terms, subject to Applicable Law (a) relating to bankruptcy, insolvency and the relief of debtors and (b) governing specific performance, injunctive relief and other equitable remedies.

3.02                        No Conflicts; Consents

Except for (a) filings required under, and compliance with other applicable requirements of, the Antitrust Laws and (b) as set forth on Section 3.02 of the Sellers’ Disclosure Schedule, neither the execution, delivery and performance of this Agreement by, nor the consummation by such Seller of the transactions contemplated hereby, will (i) result in a material breach or material default under or create in any Person the right to terminate, cancel, accelerate or materially modify, or require any material notice, consent or waiver under, any Contract to which such Seller is a party or by which such Seller is bound, in any case with or without due notice or lapse of time or both, (ii) violate in any material manner any Applicable Law or Order applicable to such Seller or (iii) require such Seller to make any filing with any Governmental Authority.

3.03                        Ownership of the Units

Such Seller owns the Units set forth next to such Seller’s name on Section 3.03 of the Sellers’ Disclosure Schedule free and clear of all Encumbrances other than those set forth on Section 3.03 of the Sellers’ Disclosure Schedule, those arising pursuant to applicable federal and state securities laws and such restrictions as are set forth in the Governing Documents of the Target Company.  Upon the transfer of the Units to the Purchaser on the Closing Date in accordance with this Agreement, the Purchaser will receive good and valid title to the Units, in each case, free and clear of all Encumbrances other than those arising pursuant to applicable federal and state securities laws.

3.04                        No Proceedings

There is no Proceeding pending or, to such Seller’s knowledge after reasonable inquiry, threatened against such Seller that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise interfere with the ability of such Seller to consummate the Acquisition or the other transactions contemplated hereby.

3.05                        Brokers or Finders

Except as set forth on Section 3.05 of the Sellers’ Disclosure Schedule, the Purchaser will not be responsible for any commission, finder’s or similar fee for services rendered by any broker, finder, financial advisor or investment bank provided to any of the Target Companies or such Seller in connection with the Acquisition or any of the other transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE TARGET GROUP COMPANIES

Except as set forth in the Sellers’ Disclosure Schedule, the Sellers jointly and severally hereby represent and warrant to the Purchaser as of the date hereof and as of the Closing Date as follows:

4.01                        Organization and Standing of the Target Group Companies

Each Target Group Company’s jurisdiction of organization is set forth on Section 4.01 of the Sellers’ Disclosure Schedule. Each Target Group Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to conduct its business as it is presently conducted. Each Target Group Company is duly qualified or licensed as a foreign Person to do business, and is in good standing, in each jurisdiction where the character of the properties and assets occupied, owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary (except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and each such jurisdiction is set forth on Section 4.01 of the Sellers’ Disclosure Schedule. Except as set forth on Section 4.01 of the Sellers’ Disclosure Schedule, no Target Group Company has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, DBA or trade name.

4.02                        No Conflicts; Consents

Except for (a) filings required under, and compliance with other applicable requirements of, the Antitrust Laws and (b) as set forth on Section 4.02 of the Sellers’ Disclosure Schedule, neither the execution, delivery and performance of this Agreement by the

Sellers, nor the consummation by the Sellers of the Acquisition or the other transactions contemplated hereby, will (i) conflict with or violate any of the Target Group Companies’ Governing Documents; (ii) materially conflict with, result in a material breach or material default under or create in any Person the right to terminate, cancel, accelerate or materially modify, or require any material notice, consent or waiver under, any Contract to which a Target Group Company is a party or by which a Target Group Company or its assets is bound, in any case with or without due notice or lapse of time or both; (iii) violate in any material respect any Applicable Law or Order applicable to a Target Group Company; or (iv) require a Target Group Company to make any filing with any Governmental Authority.

4.03                No Judgements; Proceedings

No Target Group Company is subject to any outstanding Order. Except as set forth on Section 4.03 of the Sellers’ Disclosure Schedule, (a) there is no Proceeding pending, or to the Sellers’ Knowledge, threatened, against any Target Group Company; (b) there is no Proceeding by any Target Group Company pending, or which a Target Group Company intends to initiate, against any other Person; and (c) to the Sellers’ Knowledge, there is no pending or threatened investigation of any Target Group Company by any Governmental Authority.

4.04                Capitalization; Subsidiaries; Compliance with Governing Documents

(a)                                 Section 4.04(a) of the Sellers’ Disclosure Schedule sets forth the Target Company’s outstanding Equity Securities (the Transferred Units) and the Persons who hold them. The Sellers are the sole beneficial and record owners of all of the Transferred Units. The Transferred Units are duly authorized, have been validly issued and are fully paid and non-assessable, and except as set forth on Section 4.04(a) of the Sellers’ Disclosure Schedule, are owned beneficially and of record by Sellers, free and clear of any Encumbrance other than those arising pursuant to applicable federal and state securities laws and such restrictions as are set forth in the Governing Documents of the Target Company, and were issued in compliance with Applicable Law or exemptions therefrom. Except for the Transferred Units, no other Equity Securities of the Target Company have been issued, reserved for issuance or are outstanding. Other than the Amended and Restated Company Agreement of the Target Company, the Target Company does not have any outstanding Equity Securities convertible into or exchangeable or exercisable for any membership interests in it or any rights to subscribe for or to purchase, or any agreements providing for the issuance (contingent or otherwise), repurchase, redemption of, or affecting the voting rights or requiring registration of a sale of, any membership interests in it. Other than the Amended and Restated Company Agreement of the Target Company, no Seller is a party to any right of first refusal, right of first offer, proxy, voting agreement, voting trust, registration rights agreement or shareholders agreement with respect to the sale or voting of any Equity Securities, including the Units, or any securities convertible into or exchangeable or exercisable for any Equity Securities of the Target Company.

Other than as set forth in the Governing Documents of the Target Company, there are no preemptive rights in respect of any Equity Securities in the Target Company.

(b)                                 Section 4.04(b) of the Sellers’ Disclosure Schedule lists each Person in which the Target Company holds, beneficially or as of record, an equity ownership interest, and with respect to each such Person: (i) the jurisdiction in which it is incorporated and organized, and (ii) the names and percentage ownership of all holders of Equity Securities in such Person.  Except as set forth in Section 4.04(b) of the Sellers’ Disclosure Schedule, no Target Group Company owns or controls (directly or indirectly) any Equity Securities in any Person.

(c)                                  The Sellers have made available to the Purchaser in the Data Room a complete and correct copy of the Governing Documents of each Target Group Company. Such Governing Documents are in full force and effect.

(d)                                 No Target Group Company is in violation of any material provision of its Governing Documents or the Applicable Law of its jurisdiction of organization. The conversion of the Target Company into a limited liability company on October 6, 2016 was in accordance with the Texas Business Organizations Code and was conducted in accordance with the Target Company’s Governing Documents in effect at such time, and all limited liability company action required to be taken by the Target Company as a condition to the conversion of the Company into a limited liability company on October 6, 2016 was taken prior to the consummation of such conversion.

(e)                                  No claims for indemnification have been made under the Governing Documents of any Target Group Company, nor have any requests or other notices related to capital contributions been provided by any Target Group Company to any Seller, nor are any such requests or other notices, or any future capital contributions, currently contemplated.

(f)                                   The payment of the consideration under this Agreement in accordance with the terms of this Agreement is in compliance with the provisions of the Governing Documents of the Target Company, Applicable Law and any Contract to which the Target Company or any Seller is a party or is otherwise bound, and shall, for the avoidance of doubt, satisfy all claims of the Sellers or any other Person to such consideration.

4.05                        No Operations

No Target Group Company, except for the Target Company, has conducted any business prior to the date of this Agreement and has no, and prior to the Effective Closing Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement.

4.06                Financial Statements

(a)                                 Section 4.06(a) of the Sellers’ Disclosure Schedule sets forth a complete and correct copy of: (i) Motley Services, Inc.’s (the Target Company’s predecessor entity prior to its conversion from a corporation to a limited liability company) audited balance sheet as of December 31, 2015; (ii) the Target Company’s audited balance sheet as of December 31, 2016 and December 31, 2017, together with the related audited statements of operations, changes in members’ equity and cash flows for the twelve (12) months ended December 31, 2015, December 31, 2016 and December 31, 2017, together with all notes thereto (the Audited Financial Statements); and (iii) a complete and correct copy of the Target Company’s unaudited balance sheet as of September 30, 2018, together with the related unaudited statements of operations, changes in members’ equity and cash flows for the nine (9) month period ending September 30, 2018 (the Unaudited Financial Statements, and together with the Audited Financial Statements, the Financial Statements). Except as set forth on Section 4.06 of the Sellers’ Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved; (ii) were prepared using, and can be legitimately reconciled with, the books, records and accounts of the Target Group Company and (iii) fairly present, in all material respects, (A) the financial position, the members’ equity, the results of operations and cash flows of the Target Group Company as of the times and for the periods referred to therein, and (B) the financial position of the Business as of the times and for the periods referred to therein. The Financial Statements reflect accurately the costs and expenses of the Business as if it were independent and not affiliated with any Seller or any other Person.

(b)                                 The Target Company’s system of internal controls over the financial reporting of the Target Group Companies and the Business is sufficient, in all material respects, to provide reasonable assurance that (i) transactions are (A) recorded as necessary to permit preparation of financial statements in conformity with GAAP and (B) executed, and funds are expended only, in accordance with management’s authorization and (ii) its accounting for assets is compared with existing assets at reasonable intervals and action is taken with respect to any differences.

(c)                                  All the accounts receivable of the Target Group Companies (i) represent actual indebtedness incurred by the applicable account debtors and (ii) have arisen from bona fide transactions in the ordinary course of business. Except as set forth on Section 4.06(c) of the Sellers’ Disclosure Schedule, since the Balance Sheet Date, there have not been any write-offs as uncollectible of any customer accounts receivable of any Target Group Company, except for write-offs in the ordinary course of business consistent with past practice that would not, individually or in the aggregate, be material to the Business or the Target Group Companies taken as a whole.

(d)                                 All of the Target Group Companies’ revenue for the fiscal year ended December 31, 2017 was generated by sales to Persons that were located in the United States.

4.07                        No Undisclosed Liabilities

None of the Target Group Companies has any Liabilities except for Liabilities (a) reflected, reserved against or otherwise disclosed in the Financial Statements, (b) arising in the ordinary course of business since the Balance Sheet Date, (c) arising under or pursuant to Employee Benefit Plans, Contracts or Permits of the Target Group Companies (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of any such Employee Benefit Plan, Contract or Permit), (d) which would not be material to the Business or the Target Group Companies, taken as a whole or (e) set forth on Section 4.07 of the Sellers’ Disclosure Schedule.

4.08                        Absence of Changes

Except as set forth on Section 4.08 of the Sellers’ Disclosure Schedule, since the Balance Sheet Date: (a) the Target Group Companies have conducted the Business in the ordinary course of business consistent with past practice; (b) there has not been any (nor have any set of facts or circumstances arisen that would reasonably be expected to give rise to any) Material Adverse Effect; and (c) no Target Group Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

4.09                        Real Property; Personal Property

(a)                                 No Target Group Company owns fee simple title to real property.

(b)                                 Section 4.09(b) of the Sellers’ Disclosure Schedule sets forth a complete and accurate list of each lease, sublease or license pursuant to which a Target Group Company leases, subleases or licenses an interest in real property from any other Person (whether as a tenant, subtenant or licensee) (collectively, the Leased Real Property, and sometimes referred to in this Agreement as the Target Company Real Property). Each Target Group Company has a valid and subsisting leasehold estate, sublease, or license, as applicable, in each parcel of Leased Real Property listed for such Target Group Company on Section 4.09(b) of the Seller’s Disclosure Schedule for the full term of the respective lease free and clear of any Encumbrances other than Permitted Encumbrances, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights and remedies generally and to general principles of equity. All of the leases for each parcel of Leased Real Property are in full force and effect except to the extent they have previously expired or terminated in accordance with their terms, and no Target Group Company, nor, to the Sellers’ Knowledge, any third party is in default or breach under any lease for Leased Real Property. The Sellers have made available to the Purchaser in the Data Room a true and complete copy of each lease for Leased Real Property described on

Section 4.09(b) of the Seller’s Disclosure Schedule.  Except as set forth on Section 4.09(b) of the Seller’s Disclosure Schedule, no Target Group Company is a sublessor under any sublease affecting all or any part of any Leased Real Property.

(c)                                  Except as set forth on Section 4.09(c) of the Sellers’ Disclosure Schedule, a Target Group Company is in possession of and has good and marketable title to, or valid leasehold interests in or valid rights under Contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased or used by a Target Group Company, free and clear of all Encumbrances (other than Permitted Encumbrances). The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by a Target Group Company have been maintained in the ordinary course of business, are adequate for the uses to which they are being put, are in good operating condition and repair (normal wear and tear excepted and consistent with age) and are sufficient to operate the Business in the ordinary course consistent with past practice.

(d)                                 Except as set forth on Section 4.09(d) of the Sellers’ Disclosure Schedule, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Target Company Real Property (the Improvements) are in good condition and repair (normal wear and tear excepted and consistent with age) and sufficient for the operation of the Business in the ordinary course consistent with past practice.

4.10                        Intellectual Property

(a)                                 Section 4.10(a) of the Sellers’ Disclosure Schedule identifies all: (i) issued patents and pending patent applications; (ii) registered trademarks and pending applications therefor; (iii) copyright registrations and pending applications therefor; and (iv) Internet domain name registrations, in each case that are Owned Intellectual Property. With respect to each such Intellectual Property right identified on Section 4.10(a) of the Sellers’ Disclosure Schedule, no Proceeding is pending or, to the Sellers’ Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of any such Intellectual Property right.

(b)                                 A Target Group Company owns, free and clear of any Encumbrances other than Permitted Encumbrances, or has the right to use all Intellectual Property used in the operation of the Business as presently conducted.

(c)                                  No Target Group Company is infringing, misappropriating or otherwise violating any third party’s Intellectual Property. Neither the Sellers, nor any Target Group Company, has received in the last two (2) years any written notice or written communication alleging that the conduct of the Business infringes, misappropriates or otherwise violates any third party’s Intellectual Property.  To the Sellers’ Knowledge, no third party has infringed upon, misappropriated or otherwise violated any Owned Intellectual Property rights. This Section 4.10(c) constitutes the sole and exclusive representations and warranties of the Sellers with respect to the non-infringement of third party Intellectual Property rights.

(d)                                 The Target Group Companies have taken all reasonable and practicable steps to safeguard and maintain the secrecy of any trade secrets and other confidential information owned by or in the possession of a Target Group Company.  The Sellers have taken all reasonable and practicable actions to protect the integrity and security of the Target Group Companies’ IT Systems and the data and other information stored or process thereon, and there has been no unauthorized access, use, intrusion, or breach of security of any of the Target Group Companies’ IT Systems that has caused or would reasonably be expected to cause: (i) material disruption of or material interruption in or to the use of such IT Systems or the conduct of the Business; (ii) material loss, destruction, damage, or harm of or to the Business; or (iii) material liability to the Business.

(e)                                  Except as set forth on Section 4.10(e) of the Sellers’ Disclosure Schedule, a Target Group Company has entered into binding, valid and enforceable written agreements with each current and former employee, officer and contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property used in connection with the operation of the Business whereby such employee, officer or contractor: (i) acknowledges a Target Group Company’s exclusive ownership of Intellectual Property invented, created or developed by such employee, officer or contractor within the scope of his or her employment or engagement with a Target Group Company; (ii) grants to a Target Group Company an irrevocable assignment of any ownership interest such employee, officer or contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by Applicable Law.

4.11                        Contracts

(a)                                 Except as set forth on Section 4.11(a) of the Sellers’ Disclosure Schedule, no Target Group Company is party to or bound by any of the following (other than, in each case, (1) purchase orders, sales orders and invoices entered into in the ordinary course of business (which, in each case, have an aggregate dollar value of less than $100,000) and (2) master service agreements with customers that are not Key Customers; provided, however, that master services agreements with customers that are not Key Customers described in clauses (vi), (vii) or (x) of this Section 4.11(a) below shall be disclosed on Section 4.11(a) of the Sellers’ Disclosure Schedule):

(i)                           Contract under which a Target Group Company has incurred any indebtedness for borrowed money;

(ii)                        Contract with any Key Customer or Key Supplier;

(iii)                   Contract for the sale of any material asset of any Target Group Company or the grant of any preferential rights to purchase any such material asset (including any discounted purchase price) or requiring the consent of any Person to the transfer thereof;

(iv)                  Contract that includes a change of control, sale or retention bonus or similar payment, commitment or arrangement;

(v)                     Collective bargaining agreement or other Contract with any labor union or other labor organization;

(vi)                  Contract which grants most-favored nations pricing rights to any Person relating to any services or products of such Target Group Company;

(vii)               Contract that limits or purports to limit, in any material respect, the ability of such Target Group Company to operate its business in any geographic area or contains any other covenant not to compete;

(viii)            Contract that restricts such Target Group Company from soliciting, hiring, engaging, retaining or employing any Person’s current or former employees;

(ix)                  Contract concerning any partnership, joint venture, joint development or similar arrangement;

(x)                     Contract constituting any settlement agreement;

(xi)                  Contract between such Target Group Company, on the one hand, and any Seller or an Affiliate of a Seller or any current or former officer, manager or director of such Target Group Company, on the other hand (each, an Affiliate Contract);

(xii)               Contract relating to employment that is not terminable by such Target Group Company “at-will” or that would require notice or pay in lieu of notice in excess of ninety (90) days;

(xiii)            Contract which, pursuant to the terms thereof; such Target Group Company could be liable to a third party for consequential, incidental, punitive, special or exemplary damages;

(xiv)           material lease, sublease or similar Contract with any Person under which (A) such Target Group Company is lessee of, or holds or uses, any machinery, equipment, vehicle or tangible personal property owned by any Person, or (B) such Target Group Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by a Target Group Company;

(xv)              license, sublicense, covenant, option, assignment or other Contract relating to Intellectual Property (whether such Target Group Company is licensee or licensor), excluding unmodified “off-the-shelf” software licensed to any Target Group Company on generally standard terms or conditions involving consideration of less than $50,000 in the aggregate;

(xvi)           any “take-or-pay” Contract or other Contract pursuant to which such Target Group Company has guaranteed the indebtedness or Liabilities of any Person;

(xvii)        Contract providing for the indemnification of any Person by such Target Group Company;

(xviii)     Contract with any Governmental Authority; or

(xix)           Contract (other than as set forth above) that if breached, terminated or not renewed, would have a Material Adverse Effect.

The Contracts required to be disclosed at Section 4.11(a) of the Sellers’ Disclosure Schedule are referred to as the Material Contracts.

(b)                                 Each Material Contract is valid, binding and in full force and effect, subject to Applicable Law (i) relating to bankruptcy, insolvency and the relief of debtors and (ii) governing specific performance, injunctive relief and other equitable remedies. Each Target Group Company has materially performed all its obligations required to be performed by it under each Material Contract and is not (with or without the giving of notice or the lapse of time) in breach or default thereof in any material respect. To the Sellers’ Knowledge, as of the date of this Agreement, no party to any Material Contract (with or without the giving of notice or the lapse of time) is in breach or default thereof in any material respect. As of the date of this Agreement, no Sellers, nor any Target Group Company, has received written notice from any party to any Material Contract that such other party intends to terminate or not renew at the end of its term any such Material Contract, materially increase any rates, costs or fees charged under any Material Contract or materially reduce the level of any goods or services to be provided under any Material Contract. The Sellers have made available to the Purchaser in the Data Room complete and correct copies of each Material Contract, together will all modifications and amendments thereto.

4.12                        Compliance with Applicable Law; Permits

Except as set forth on Section 4.12 of the Sellers’ Disclosure Schedule, each Target Group Company is and has been for the past three (3) years in compliance in all material respects with all Applicable Law. No Target Group Company has received any written notice of or been charged in writing in the last three (3) years with the material violation of any Applicable Law. Each Target Group Company is in possession of all permits, licenses, certificates or other authorizations or consents of a Governmental Authority (each a Permit and collectively the Permits) necessary for the conduct of the Business as presently conducted or required by Applicable Law (except where the failure to possess any Permit would not be material to the Business). Each Target Group Company is in compliance in all material respects with its Permits and has not received any written notice relating to the suspension, non-renewal, revocation or modification of any of such Target Group Company’s Permits. Except as set forth on Section 4.12 of the Sellers’ Disclosure Schedule, none of the Target Group Companies’ material Permits will be subject to suspension, adverse modification, revocation or non-renewal as a result of the consummation of the Acquisition or the other transactions contemplated by this Agreement.

4.13                        Taxes

(a)                                 All Taxes that are required by Applicable Law to be withheld, paid or collected by each Target Group Company have been properly withheld, paid or collected and, to the extent required by Applicable Law, have been paid over to the proper Governmental Authority.

(b)                                 Each Target Group Company has timely filed all Tax Returns, which are required under Applicable Law to be filed by each Target Group Company, and no extensions of time to file a Tax Return have been made except in the ordinary course of business. All such Tax Returns filed have been complete and accurate in all material respects. All Taxes due and owing (whether or not shown on any Tax Return) by each Target Group Company to federal, state, local or foreign Governmental Authorities on or before the date hereof have been paid.

(c)                                  No Target Group Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(d)                                 There are no Encumbrances for Taxes upon the assets or properties of the Target Group Companies, except for Permitted Encumbrances.

(e)                                  No Target Group Company has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income tax under Section 6662 of the Code (or any similar provision of state, local, or foreign tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of state, local, or foreign Tax law).

(f)                                   No Target Group Company has agreed, or is required, to make any adjustment under Section 481(a) of the Code, or any similar provision of state, local or foreign law, and no Governmental Authority has proposed any such adjustment or change in accounting method.

(g)                                  No Target Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) Closing Agreement executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) election under Section 108(i) of the Code; (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (vi) the application of Section 965 of the Code. No power of attorney that will be in force at the Closing has been granted with respect to any matter relating to Taxes that could affect any Target Group Company.

(h)                                 No Target Group Company has been a member of a consolidated, combined or unitary Tax group (other than a group of the common parent of which was the Target Company), and no Target Group Company has liability for Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law) as a transferee or successor, by Contract or otherwise.

(i)                                     No Target Group Company has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported to the U.S. Internal Revenue Service pursuant to Section 6011 of the Code and applicable Treasury Regulations thereunder.

(j)                                    The Target Company is, and has been since October 14, 2016, properly treated as a partnership for federal (and, where applicable, state and local) income Tax purposes and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat the Target Company for federal income Tax purposes as an association taxable as a corporation.

(k)                                 Each Target Group Company (other than the Target Company) is, and has been since its formation, properly treated for federal (and, where applicable, state and local) income Tax purposes as either a “partnership” or a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(1) and no election has been made pursuant to Treasury Regulation Section 301.7701-3(c) to treat any Target Group Company for federal income Tax purposes as an association taxable as a corporation.

(l)                                     From the date of its incorporation until October 5, 2016, the Target Company was properly treated for federal (and, where applicable, state and local) income Tax purposes as an “S corporation” within the meaning of Section 1361 of the Code and it had only one class of stock, all of which was at all times owned only by Davis. From October 6, 2016 until October 13, 2016, the Target Company was properly treated for federal (and, where applicable, state and local) income Tax purposes as a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3(b)(1) whose sole owner was 3M.

(m)                             No Target Group Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code

(n)                                 No federal, state, local or foreign Tax Proceedings are pending or being conducted with respect to any Target Group Company. No Target Group Company has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, which waiver or extension of time is currently outstanding, and no Target Group Company has granted any currently effective power of attorney with respect to Tax matters. All deficiencies asserted or assessments made as a result of any examinations of Tax Returns previously filed by a Target Group Company have been fully paid, or are fully reflected as a liability in the Financial Statements, or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected as a liability in the Financial Statements.

4.14                        Employee and Labor Matters

(a)                                 Section 4.14(a) of the Sellers’ Disclosure Schedule contains a list of all Business Employees as of the date of this Agreement, including any employee who is on a leave of absence of any nature, and sets forth for each employee the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) base salary or wage rate; (iv) FLSA classification (exempt or non-exempt); and (v) 2017 and 2018 commission, bonus, or other incentive-based compensation.

(b)                                 Except as set forth on Section 4.14(b) of the Sellers’ Disclosure Schedule, since October 22 2015, all Business Employees and former employees of a Target Group Company classified as exempt under the FLSA and state and local wage and hour laws are and have been properly classified as exempt.  Except as set forth on Section 4.14(b) of the Sellers’ Disclosure Schedule, to the Sellers’ Knowledge, as of the date of this Agreement, there are not, and since October 22, 2015, there have not been, any Proceedings pending or threatened against a Target Group Company relating to workers’ compensation, worker classification, wages and hours, minimum wage, overtime compensation, employee classification, and employee compensation, wages, commissions, bonuses, or fees.

(c)                                  Except as set forth on Section 4.14(c) of the Sellers’ Disclosure Schedule, to the Sellers’ Knowledge, (i) other than compensation to be paid following the date of this Agreement in the ordinary course of business consistent with past practice, all compensation, including wages, commissions, bonuses, fees, or other compensation, payable to any employee, independent contractor, or consultant of the Target Group Companies for services performed between October 22, 2015 and the date of this Agreement has been paid in full and, (ii) as of the date of this Agreement, no Target Group Company has an outstanding agreement, understanding, or commitment with respect to any compensation, wages, commissions, bonuses, or fees.

(d)                                 No Target Group Company is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any individual who is a Business Employee as of the date of this Agreement.  Since October 22, 2016, no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred, or been threatened or, to the Sellers’ Knowledge, is currently anticipated with respect to any employee of a Target Group Company.  There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending, threatened or, to the Seller’s Knowledge, anticipated with respect to any individuals who are Business Employees as of the date of this Agreement or any former employees of a Target Group Company.  No Target Group Company has a duty to bargain with any labor union.  Since October 22, 2016, no Target Group Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act.

(e)                                  Except as set forth on Section 4.14(e) of the Sellers’ Disclosure Schedule, the Target Group Companies are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, minimum wage, overtime compensation, employee classification, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. and the regulations promulgated thereunder.

(f)                                   The Target Group Companies do not have any outstanding liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. (the WARN Act) or the regulations promulgated thereunder or any similar state law, and, since October 22, 2015, the Target Group Companies have not experienced a “mass layoff” or “plant closing” (within the meaning of the WARN Act) or incurred any liability under such statute.

(g)                                  Except as set forth on Section 4.14(g) of the Sellers’ Disclosure Schedule, as of the date of this Agreement, there are no Proceedings pending or, to the Sellers’ Knowledge, threatened against a Target Group Company by any Business Employee or former employee, or current or former director, asserting or relating to harassment, discrimination, retaliation, interference with or denial of leaves of absence, failure to accommodate, or any other similar action, and no such Proceedings have occurred or, to the Sellers’ Knowledge, been threatened against any Target Group Company since October 22, 2016 and, to the Sellers’

Knowledge, no facts exist that would reasonably be expected to give rise to such claims or actions.

(h)                                 The Target Group Companies are not required to have, and do not have, any affirmative action plans or programs.

(i)                                     To the Sellers’ Knowledge, no officer or other management-level employee of any Target Group Company or Key Manager has notified any Target Group Company or Key Manager that such officer or management-level employee intends to terminate his or her employment with a Target Group Company, as applicable, in connection with the transactions contemplated by this Agreement or otherwise.

4.15                        Benefit Plans

(a)                                 Section 4.15(a) of the Sellers’ Disclosure Schedule sets forth a true and complete list of each Employee Benefit Plan.

(b)                                 The Sellers have made available to Purchaser: (i) copies of all material documents setting forth the terms of each Employee Benefit Plan, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500), if any, required under ERISA or the Code in connection with each Employee Benefit Plan; (iii) the most recent actuarial reports (if applicable) for all Employee Benefit Plans; (iv) the most recent summary plan description if any, required under ERISA with respect to each Employee Benefit Plan; (v) all material written contracts, instruments or agreements relating to each Employee Benefit Plan, including administrative service agreements, stop loss policies and group insurance contracts; (vi) the most recent IRS determination or opinion letter issued with respect to each Employee Benefit Plans intended to be qualified under Section 401(a) of the Code; and (vii) all filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor Delinquent Filer Program.

(c)                                  None of the Company, its subsidiaries, or any entity that would be deemed a “single employer” with the Company or its subsidiaries under Section 414(b), (c), (m) or (o) of the Code has ever contributed to, contributes to, has ever been required to contribute to, or otherwise participated in or participates in or in any way, directly or indirectly, has any liability with respect to any plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA).

(d)                                 The Motley Services, LLC 401(k) Plan (the Seller 401(k) Plan) is the only Employee Benefit Plan sponsored by the Sellers or their ERISA Affiliates that is intended to qualify under Section 401(a) of the Code and neither the Sellers nor their ERISA Affiliates have previously sponsored any other such plans.  The

Seller 401(k) Plan is maintained pursuant to a prototype plan document which has a current opinion letter from the IRS and, except as described in Section 4.15(d) of Sellers’ Disclosure Schedule, no operational, plan document, or plan testing error has occurred  that would cause the such plan to incur a qualification error or the fiduciaries of such plan to have a breach of their fiduciary duty.

(e)                                  All payments required by each Employee Benefit Plan or by Applicable Law (including, without limitation, all contributions (employer match, employer profit sharing, employee deferral, Roth, etc.), insurance premiums or intercompany charges) with respect to all prior periods have been made or provided for by a Target Group Company in accordance with the provisions of each of the Employee Benefit Plans, Applicable Law and GAAP. The Sellers have not promised, declared, committed or communicated to any Business Employees any future employer contributions to any qualified plan (e.g., employer match, employer profit-sharing).

(f)                                   No Proceeding has been asserted, instituted or, to Sellers’ Knowledge, threatened against any of the Employee Benefit Plans (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof or any of the assets of any trust of any of the Employee Benefit Plans.

(g)                                  Each Employee Benefit Plan complies in form and has been maintained and operated in all material respects in accordance with its terms and Applicable Law, including, without limitation, ERISA and the Code.

(h)                                 No non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to the Employee Benefit Plans.

(i)                                     No Employee Benefit Plan is under, and no Target Group Company has received any notice of, an audit or investigation by the IRS, Department of Labor or any other Governmental Entity.

(j)                                    No Employee Benefit Plan provides post-retirement health and welfare benefits to any current or former employee of a Target Group Company, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other Applicable Law.

(k)                                 The consummation of the transactions contemplated by this Agreement alone, or in combination with any other event, (i) will not give rise to any liability under any Employee Benefit Plan, (ii) accelerate the time of payment or vesting or increase the amount, or require the funding, of compensation or benefits due to any employee, director or other service provider of a Target Group Company (whether current, former or retired) or their beneficiaries, or (iii) restrict the ability of a Target Group Company to amend or terminate any Employee Benefit Plan at any time.

(l)                                     No amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement by any employee, director or other service provider of a Target Group Company under any Employee Benefit Plans or otherwise would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(m)                             No Target Group Company nor any employee, director, stockholder or other service provider of a Target Group Company has made any promises or commitments, whether legally binding or not, to create any additional Employee Benefit Plan, or to modify or change in any material way any existing Employee Benefit Plan.

(n)                                 Any individual who performs services for a Target Group Company and who is not treated as an employee for federal income tax purposes by a Target Group Company is not an employee under Applicable Law or for any purpose including, without limitation, for Tax withholding purposes or Employee Benefit Plans participation purposes.  The Target Group Companies have no liability by reason of an individual who performs or performed services for a Target Group Company in any capacity being improperly excluded from participating in an Employee Benefit Plan.

(o)                                 There are no outstanding loans as of the date hereof by and between any of the Sellers or the Target Group Companies and any participant in an Employee Benefit Plan.

(p)                                 As of the date hereof, there are no hardship distributions for any participant in an Employee Benefit Plan.

(q)                                 The Sellers have provided, or have caused to be provided, timely and complete IRS Forms 1094-C and 1095-C to Employee Benefit Plan participants and the IRS.

(r)                                    Sellers have obtained a qualified ERISA bond that satisfies Applicable Law for any and all Employee Benefit Plans intended to qualify under Section 401 of the Code.

(s)                                   The Target Group Companies and the Sellers have not maintained any previous Employee Benefit Plans intended to qualify under Section 401(k) of the Code and no such previous plan has been merged into or assumed under any current Employee Benefit Plans intended to qualify under Section 401(k) of the Code.

4.16                        Environmental Matters

(a)                                 Except as set forth on Section 4.16 of the Sellers’ Disclosure Schedule, each Target Group Company is, and for the last three (3) years has been, in compliance in all material respects with Environmental Laws.

(b)                                 There are no pending, or to the Sellers’ Knowledge, threatened claims or Proceedings against a Target Group Company asserting any actual or potential material violation or breach of, or material Liability under, any Environmental Laws, and no Target Group Company has received within the preceding three (3) years any written third party demand, notice, report, order, directive or other communication or information, in each case asserting against a Target Group Company any actual or potential material violation or breach of, or material Liability under, any Environmental Laws.

(c)                                  Except as set forth on Section 4.16 of the Sellers’ Disclosure Schedule, each Target Group Company holds, and for the last three (3) years has held, and is, and for the last three (3) years has been, in compliance in all material respects with, all Permits required to be held by it under applicable Environmental Laws for the conduct of the Business or use or occupation of its facilities or any Target Company Real Property.

(d)                                 No Target Group Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, manufactured, distributed, handled, released or exposed any Person to, or owned or operated any property or facility that is or has been contaminated by, Hazardous Materials, in each case as has given or would give rise to any current or future material Liability of or Proceeding against a Target Group Company under any Environmental Laws.

(e)                                  Except for the Material Contracts and agreements entered into in the ordinary course of business,  no Target Group Company has assumed, undertaken, become subject to or provided an indemnity with respect to any Liability of any other Person under or relating to any Environmental Laws.

(f)                                   The Sellers have made available to Purchaser in the Data Room all material environmental audits, assessments, and reports prepared by or on behalf of a Target Group Company within the preceding three (3) years  relating to Environmental Matters of each Target Group Company.

(g)                                  Sections 4.03 and 4.12 (as each is relevant to Environmental Laws) and Section 4.16  constitute Sellers’ sole and exclusive representations and warranties relating to Environmental Laws, Hazardous Materials, Permits issued under Environmental Laws, Orders, Proceedings, or investigations relating to Environmental Laws and any other environmental, health or safety matter.

4.17                        Affiliate Contracts

Except as set forth on Section 4.17 of the Sellers’ Disclosure Schedule, none of the Contracts set forth on Section 4.11(a)(xi) of the Sellers’ Disclosure Schedule will continue in effect after the Closing.

4.18                        Insurance

Section 4.18 of the Sellers’ Disclosure Schedule provides a summary of all policies of, or agreements for, insurance and interest in insurance pools and programs, in each case including self-insurance (collectively, Insurance Arrangements), that are held in the name of, or for the benefit of, a Target Group Company or the Business. Each such Insurance Arrangement is in full force and effect, all premiums due to date thereunder have been paid in full, and no Target Group Company is in material default with respect to any other obligations thereunder. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Arrangement currently in force has been received by the Sellers or a Target Group Company as of the date of this Agreement.

4.19                        Key Customers and Key Suppliers

(a)                                 Section 4.19(a) of the Sellers’ Disclosure Schedule sets forth the top twenty (20) customers of the Business (by annual revenue) for the fiscal year ended December 31, 2017 and the nine (9) month period ended September 30, 2018 (each, a Key Customer, and collectively, the Key Customers); and (ii) the aggregate amount of consideration paid by each such Key Customer during such periods. Except as set forth on Section 4.19 of the Sellers’ Disclosure Schedule, no Target Group Company has received any written notice that any of the Key Customers has terminated or intends to terminate or materially reduce its business with a Target Group Company or the Business.

(b)                                 Section 4.19(b) of the Sellers’ Disclosure Schedule sets forth the top twenty (20) suppliers by total consideration paid by the Target Group Companies for goods or services for the fiscal year ended December 31, 2017 and the nine (9) month period ended September 30, 2018 (each, a Key Customer, and collectively, the Key Suppliers); and (ii) the aggregate dollar value of purchases from each Key Supplier during such periods. No Target Group Company has received any written notice that any of the Key Suppliers has ceased, or intends to cease, to supply goods or services to a Target Group Company or the Business or to otherwise terminate or materially reduce its business with a Target Group Company or the Business.

4.20                        Data Security

Each Target Group Company is in material compliance with (and for the past two (2) years has been in material compliance with) all Applicable Law and Contract requirements, such Target Group Company’s published privacy policies or statements, and any other material policies of the Target Group Companies required by Applicable Law and/or Contract requirements concerning data security requirements, privacy policy notice requirements, data security breach requirements, and requirements regarding the use, storage, disclosure, or transfer of personally identifiable information, which includes Protected Health Information, as defined in 45 C.F.R. § 160.103 (collectively, PII).  To the Sellers’ Knowledge, no investigation relating to the information privacy or data security practices (including collection, transfer, or use) of a Target Group Company is being conducted by any Governmental Authority.  In the past two (2) years, there has been no material and reportable data security breach, as defined under Applicable Law, of or unauthorized use of any sensitive PII that is owned, used, stored, received, or controlled by a Target Group Company.  In the past two (2) years, there has been no material actual or suspected privacy breach, as defined under Applicable Law, of any sensitive PII that is owned, used, stored, received, or controlled by a Target Group Company.  No claims are pending, or, to the Sellers’ Knowledge, threatened, against a Target Group Company by any Person alleging a material breach of any Applicable Law (including rights relating to privacy, PII, or any other confidentiality rights).

4.21                        No Other Representations or Warranties

Except for the representations and warranties contained in Article III and this Article IV (subject to the related portions of the Sellers’ Disclosure Schedule), none of Sellers nor any other Person has made or makes, and hereby expressly disclaims, any and all other express or implied representations and warranties, either written or oral, on behalf of the Sellers or the Target Group Companies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

I.  Representations and Warranties of the Purchaser and Parent:

The Purchaser and Parent hereby represent and warrant as of the date hereof and as of the Closing Date to the Sellers as follows:

5.01                        Organization and Standing

The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite limited liability company power and authority to conduct its business as it is presently conducted. Parent is a corporation, duly organized, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to conduct its business as it is presently conducted.

5.02                        Authority; Execution and Delivery; and Enforceability

Each of Parent and the Purchaser have all requisite power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Parent and the Purchaser, as applicable. Each of Parent and the Purchaser have duly and validly executed and delivered this Agreement, and on the Closing Date will duly and validly execute and deliver the other agreements and documents contemplated hereby. This Agreement constitutes, and when duly and validly executed and delivered the other agreements and documents contemplated hereby will constitute, the valid and binding obligation of Parent and the Purchaser enforceable against Parent and the Purchaser in accordance with its terms, subject to Applicable Law (a) relating to bankruptcy, insolvency and the relief of debtors and (b) governing specific performance, injunctive relief and other equitable remedies.

5.03                        No Conflicts; Consents

Except for filings required under, and compliance with other applicable requirements of, the Antitrust Laws, neither the execution, delivery and performance of this Agreement by Parent and the Purchaser, nor the consummation by Parent and the Purchaser of the Acquisition or the other transactions contemplated by this Agreement, will (a) conflict with or violate any of the Governing Documents of Parent or the Purchaser, (b) result in a material breach or material default under or create in any Person the right to terminate, cancel, accelerate or materially modify, or require any material notice, consent or waiver under, any Contract to which Parent or the Purchaser is a party or by which Parent or the Purchaser is bound, in any case with or without due notice or lapse of time or both, (c) violate in any material manner any Applicable Law or Order applicable to Parent or the Purchaser or (d) require Parent or the Purchaser to make any filing with any Governmental Authority.

5.04                        No Proceedings

There is no Proceeding pending or (i) to the Purchaser’s Knowledge or (ii) to the Parent’s Knowledge, as applicable, threatened against Parent or the Purchaser or any of their respective Affiliates that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent, delay, make illegal or otherwise have a material adverse effect on the ability of Parent or the Purchaser to consummate the Acquisition or the other transactions contemplated hereby.

II.  Representations and Warranties of the Purchaser:

The Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date to the Sellers as follows:

5.05                        Investment Representations

The Purchaser is acquiring the Units solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of any Applicable Law (including the Securities Act). The Purchaser acknowledges that the Units have not been registered under the Securities Act or under other Applicable Law, and that the Units may not be transferred or sold except in accordance with the registration requirements of the Securities Act and other Applicable Law, or pursuant to an applicable exemption therefrom. The Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters (including the industries and businesses in which the Target Group Companies operate) so as to be capable of evaluating the merits and risks of its investment in the Units and is capable of bearing the economic risks of such investment for an indefinite period of time.  The Purchaser is an “accredited investor” as defined in Rule 501(a) under the Securities Act.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely on its own independent investigations, analyses and evaluations of the Target Group Companies, the Business and the assets and properties of the Target Group Companies, and the representations, warranties, covenants and agreements of Sellers set forth in this Agreement.  The Purchaser acknowledges and agrees that the Sellers, the Target Group Companies and each of their respective Affiliates and Representatives have not made and are not making any representations or warranties whatsoever regarding or relating to the Target Group Companies, the Business or the assets or properties of the Target Group Companies, express or implied.

5.06                        Sufficiency of Funds

Assuming the proceeds under the transactions contemplated by the Debt Financing Documents have been made available to the Purchaser for the purpose of consummating the Closing, the Purchaser has, or will have as of the Closing Date, sufficient funds available to it to enable it to pay the consideration under this Agreement and consummate the Acquisition and the other transactions contemplated by this Agreement and the other agreements and documents contemplated hereby.

5.07                        Brokers or Finders

The Sellers will not be responsible for any commission or finder’s or similar fee for services rendered by any broker, finder, financial advisor or investment bank and provided to the Purchaser or any of the Purchaser’s Affiliates (including Parent) in connection with the Acquisition or any of the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.01                        Conduct of the Target Group Companies

Between the date of this Agreement and the earlier of the Closing Date and the date, if any, on which this Agreement is terminated in accordance with Article IX, except (A) as may be required by Applicable Law, (B) as may be agreed in writing by the Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), or (C) as set forth on Section 6.01 of the Seller’s Disclosure Schedule, (x) the Sellers shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause each of the Target Group Companies to, (a) conduct the Business in the ordinary course, (b) preserve substantially intact the Target Group Companies’ business organization and assets, (c) keep available the services of the current managers, officers, employees and consultants of the Target Group Companies, (d) preserve the current relationships of the Target Group Companies with customers, suppliers, distributors, regulators and business partners, and other persons with which the Target Group Companies have significant business relations, and (e) keep and maintain the assets and properties of the Target Group Companies in good repair and normal operating condition, wear and tear excepted, and (y) without limiting the generality of the foregoing, the Sellers shall not, and shall cause each of the Target Group Companies not to, directly or indirectly:

(a)                                 change or amend any of its Governing Documents;

(b)                                 grant, sell, deliver, dispose of, pledge or otherwise encumber the Units or any of the Equity Securities of the other Target Group Companies;

(c)                                  other than Cash distributions to the Sellers between the date hereof and the Closing Date which do not interfere with the ability of the Sellers to fully and timely pay any amounts owed by the Target Group Companies as they come due and owing, declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Units or the Transferred Units;

(d)                                 incur any indebtedness, issue any debt securities, or guarantee any indebtedness of any Person or make any loans, capital contributions to, or investments in, any other Person, other than borrowings under existing credit facilities which will be paid off or discharged on or prior to the Closing Date;

(e)                                  enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract, or make any material amendment to or terminate (excluding any expiration in accordance with its terms) any Material Contract;

(f)                                   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any Person, joint venture or division thereof;

(g)                                  divest, sell or otherwise dispose of, or encumber any assets of any Target Group Company other than in the ordinary course of business;

(h)                                 adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Target Group Company;

(i)                                     (A) other than to replace vacant positions for which total annual hourly wages or annual base salary does not exceed $300,000, hire any new employee, (B) terminate any Business Employee (other than for cause), (C) grant or announce any increase in compensation or benefits or make any other change in employment terms for any manager, director, officer, consultant or Business Employee or other individual service provider, or (D) adopt, amend or terminate any Employee Benefit Plan or announce or otherwise commit to any such adoption, amendment or termination, except as required by changes in Applicable Law;

(j)                                    change the accounting policies or procedures of any Target Group Company except to the extent required to conform with GAAP (which changes shall be notified to the Purchaser in writing prior to such changes being made);

(k)                                 allow any material Permits to lapse, terminate or expire, or otherwise fail to preserve any maintain any such Permits;

(l)                                     enter into any collective bargaining agreement or other Contract with any labor organization, union or association;

(m)                             initiate or settle any Proceeding;

(n)                                 (A) make, rescind or change any material Tax election or change any annual Tax accounting period or method of Tax accounting; (B) file any amended Tax Return (other than the Target Company’s July and August 2018 Texas Sales and Use Tax Returns); (C) settle or compromise any audit or Proceeding relating to a material amount of Taxes; (D) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes; (E) enter into any Closing Agreement with respect to any Tax; or (G) surrender any right to claim a Tax refund;

(o)                                 fail to make any capital expenditures in accordance with the budget set forth on Section 6.01(o) of the Sellers’ Disclosure Schedule; provided that such capital expenditures shall not include (i) any items related to three (3) coil tubing packages (including coil tubing units, support trailers, pumps, cranes and other equipment ancillary thereto) identified in the projections made available to the

Purchaser in the Data Room for delivery in the third and fourth quarters of 2018 that is incremental to payments made as of the date hereof, or (ii) any equipment scheduled for delivery in 2019;

(p)                                 cancel, modify or fail to cause to continue in full force or fail to renew any Insurance Arrangement (except where such existing Insurance Arrangement is replaced by a substantially equivalent policy and a substantially equivalent insurer);

(q)                                 manage working capital in a manner detrimental to the operations of the Business or otherwise inconsistent with the historical ordinary course management of items of working capital; or

(r)                                    enter into any agreement to do, or adopt any resolutions in support of, any of the foregoing.

6.02                        Access to Information

Until the Closing and upon reasonable advance written notice from the Purchaser, the Sellers will, and will cause the Target Companies to, allow the Purchaser and its Representatives reasonable access, at the Purchaser’s expense, during normal business hours, under the supervision of personnel of the Sellers, its Affiliates or their respective Representatives, and in a manner which does not materially interfere with the normal operations of Sellers or the Target Group Companies, to (a) such materials, properties, books, Contracts, records and information of the Target Group Companies (including financial and operational data) as the Purchaser may reasonably request, and (b) specified employees of the Target Group Companies, including the Managers, as Marco D. Davis may reasonably agree. Prior to the Closing Date, the Sellers shall use commercially reasonable efforts to cause the Target Company to deliver to the Purchaser 2016 commission, bonus or other incentive-based compensation for each of the Business Employees set forth on Section 4.14(a) of the Sellers’ Disclosure Schedule. Such reasonable access to a Target Group Company’s property shall not include any invasive, subsurface or Hazardous Materials testing or analysis unless reasonably supported by the findings and recommendations of a Phase I environmental site assessment conducted by Purchaser with respect to such property, and only after receipt of Seller Representative’s approval with respect thereto, such approval not to be unreasonably withheld, conditioned or delayed.  The Purchaser will, and will cause its Representatives to, hold all information so obtained in accordance with the terms of the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by the Sellers hereunder.  Notwithstanding anything to the contrary contained in the foregoing, without the express prior written consent of Seller Representative (such approval not to be unreasonably withheld, conditioned or delayed), any such access shall not entitle Purchaser or its Representatives to (x) operate equipment of any of the Target Group Companies or (y) contact any wholesalers, distributors, suppliers or customers of the Target Group Companies.

6.03                        Confidentiality; Access to Books and Records

(a)                                 The Parties shall continue to abide by the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time, the Confidentiality Agreement shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall survive such termination and shall continue in full force and effect in accordance with its terms.

(b)                                 From and after the Closing, each of the Sellers and their Affiliates shall keep confidential all Confidential Information; provided that each of the Sellers and their Affiliates shall be entitled to disclose, and shall not be liable for disclosure, of Confidential Information only if such disclosure is required (i) pursuant to any legal process (including pursuant to the assertion of rights under this Agreement), (ii) for purposes of compliance by such Seller or any of its Affiliates with Applicable Law, or (iii) in connection with carrying out such Party’s obligations under this Agreement or the other agreements contemplated under this Agreement; provided further that, in the event of any disclosure pursuant to legal process or Applicable Law, such Seller shall exercise commercially reasonable efforts to preserve the confidentiality of the Confidential Information disclosed, including by cooperating with the Purchaser (at the Purchaser’s sole expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information required to be disclosed.  As used in this Section 6.03, Confidential Information means any non-public information relating to Purchaser or the Target Group Companies other than information that the applicable Seller can show (1) is generally available to or known by the public through no fault of such Seller or its Affiliates, (2) was independently developed by or on behalf of such Seller without using or referring to any Confidential Information, or (3) was acquired prior to such Seller’s ownership of the Target Company on a non-confidential basis from a source that to such Seller’s knowledge after reasonable inquiry was not prohibited from disclosing such information to such Seller by a contractual, legal or fiduciary duty.

(c)                                  Each of the Parties shall preserve, until at least the sixth (6th) anniversary of the Closing Date, all records possessed or to be possessed by such Party relating to the Business. After the Closing Date and up until at least the sixth (6th) anniversary of the Closing Date, upon any written request in connection with an audit, accounting, litigation, federal securities disclosure or other similar need or reasonable business purpose from a Party or its Representatives, the Party holding such records shall: (i) provide to the requesting Party or its Representatives reasonable access to such records during normal business hours and (ii) permit the requesting Party or its Representatives to make copies of such records, in each case at no cost to the requesting Party or its Representatives (other than for reasonable out of pocket expenses); provided that nothing herein shall require any Party to disclose any information to the other if such disclosure would result in the loss of any attorney work-product protections, attorney-client privileges or similar protections and privileges, or contravene any Applicable Law.

(d)                                 Prior to or on the Closing Date, the Seller Representative will deliver to Purchaser one (1) or more electronic copies of the Data Room.

6.04                        Regulatory Authorizations and Consents; Reasonable Best Efforts

(a)                                 The Sellers and the Purchaser agree that the only notifications and approvals required to be filed and obtained under Antitrust Laws in connection with the Acquisition and the other transactions contemplated hereby are the filings and corresponding approvals under the HSR Act in the United States (the Required Notification).

(b)                                 Each of the Parties will use their respective reasonable best efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to satisfy, or cause to be satisfied, all conditions to the obligations of the Parties under this Agreement over which it has control or influence, and to cause the Acquisition to be consummated as promptly as practicable in accordance with the terms hereof.

(c)                                  The Purchaser and the Sellers shall each prepare and file the Required Notification as promptly as practicable, but in any event no later than ten (10) Business Days after the date of this Agreement. The Parties shall request early termination of the applicable waiting periods under any Antitrust Law. Notwithstanding anything to the contrary contained in this Agreement, the Purchaser, after prior, good faith consultation with the Sellers and after considering in good faith the Sellers’ views and comments, shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Authority which are required in connection with the Required Notification; provided that the consent of each Party shall be required prior to the taking of any action (including the failure to take any such action) in connection therewith if such action (or failure to act) would be reasonably likely to materially delay, or materially impair, the likelihood of obtaining the same.

(d)                                 The Purchaser, on one hand, and the Sellers, on the other hand, shall each be responsible for 50% of all filing fees in connection with the Required Notification and the satisfaction of the condition set forth in Section 8.01(a).

(e)                                  Each Party shall promptly notify the other Parties of, and provide copies of, any material communication (including oral communications) between it or any of its Affiliates and any Governmental Authority relating exclusively to this Agreement and the transactions contemplated hereby and permit the other Parties to review and discuss in advance, and considering good faith the views of the other Parties in connection with, any proposed correspondence, filing, submission or communication to be submitted or made by such Party to any Governmental

Authority. The Parties shall consult with each other prior to taking any material substantive position with respect to the Required Notification, this Agreement or the transactions contemplated hereby, in any written submission to, or in any discussions with, any Governmental Authority. No Party shall participate in or agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of any such investigation), litigation or other inquiry related to the Required Notification, this Agreement or the transactions contemplated hereby or enter into any agreement with any Governmental Authority (including, without limitation, extending antitrust waiting periods) unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Each Party will coordinate and cooperate with each other Parties in exchanging such information and providing such assistance as the other may reasonably request in connection with the Required Notification and in seeking early termination of any applicable waiting periods under any Antitrust Law. Subject to the confidentiality provisions of the Confidentiality Agreement, the attorney-client privilege, the work product doctrine or any other privilege or confidentiality concerns, the Parties will provide each other with copies of all correspondence, filings, submissions or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

6.05                        Financing Cooperation

(a)                                 Sellers shall use commercially reasonable efforts to take (and shall cause the Target Group Companies and their respective Representatives, including legal and accounting advisors, to use commercially reasonable efforts to take) all actions reasonably requested by the Purchaser or its financing sources or that are customary, in each case, in connection with the Purchaser arranging debt financing in connection with the transactions contemplated hereby (collectively, including one  or more debt facilities, loan agreements, high yield offerings or other incurrences of indebtedness, New Debt Actions), such debt to be arranged prior to, concurrently with or immediately following the Closing, including using reasonable best efforts with respect to: (i) cooperating with reasonable and customary due diligence by potential lenders, underwriters, initial purchasers or other financing sources, and counsel for any of the foregoing, which may include, subject to the terms and conditions in this Agreement, a reasonable number of site visits at the Target Company Real Property upon reasonable notice during normal business hours, (ii) assisting the Purchaser with the preparation of any materials for rating agency and investor presentations, bank information memoranda, confidential information memoranda, offering memoranda, private placement memoranda, registration statements, prospectuses, road show presentations, marketing materials and any other lender presentation materials, including provision of any information about the Target Group Companies for use in any such documentation, which is reasonably requested by the Purchaser or the Purchaser’s financing sources or which is deemed by the Purchaser’s financing sources to be necessary or advisable in order to market and consummate the New Debt Actions, (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions, sessions with prospective financing sources, initial purchasers, lenders or underwriters, and sessions with rating agencies, in each case at reasonable times and locations, including participation by the senior management of the Target Group Companies, (iv) causing the Target Group Companies’ current and former independent auditors to provide reasonable and their customary assistance and cooperation, including (A) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (B) provision of one or more comfort letters customarily provided in debt offerings pursuant to Rule 144A (including customary negative assurance on interim financial statements and the period since the most recent balance sheet included in the offering materials), and the Target Group Companies will provide customary representation letters to such accountants, and (C) providing consents or authorization for use of their reports in any filings required to be made by the Purchaser pursuant to the Securities Act or the Exchange Act, (v) facilitating as promptly as reasonably practicable the execution and delivery of any definitive finance agreements, purchase agreements, indentures, notes, guarantees, registration rights agreements, resolutions and/or any other documents related to any proposed debt financing as may be reasonably requested by the Purchaser, (vi) arranging for the preparation and timely delivery of any required legal opinions by counsel to the Target Group Companies, (vii) facilitating as promptly as reasonably practicable the pledging, preparation, execution and delivery of any customary pledge and security documents, or other customary certificates, instruments, legal opinions or documents as may be reasonably requested by the Purchaser to facilitate the pledging of collateral in connection with the New Debt Actions, (viii) providing as promptly as reasonably practicable of documentation to the Purchaser or the Purchaser’s financing sources all documentation and other information requested by the Purchaser that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), (ix) ensuring that any syndication efforts in connection with any proposed debt financing benefit from the Target Group Companies’ existing lending and investment banking relationships, (x) preparation and provision of the Required Information, (xi) assisting the Purchaser with the Purchaser’s preparation of pro forma financial statements customarily included in offering documents for high yield debt securities or other information memoranda for syndicated bank financing, (xii) cooperating with the marketing efforts of the Purchaser and its financing sources for any portion of a proposed debt financing, (xiii) in the case of any proposed debt financing (or in connection with the Purchaser’s current debt financing) that includes an asset-based loan facility, providing reasonable access (subject to confidentiality arrangements reasonably acceptable to the Sellers) to the Purchaser’s financing sources and their representatives to evaluate the Target Group Companies’ inventory, current assets, cash management and accounting systems, and policies and procedures relating thereto for the purpose of establishing collateral arrangements (including allowing access for field exams), (xv) assisting with the pay-off of existing indebtedness of the Target Group Companies and the release of related liens and guaranties on the Closing Date (including obtaining customary pay-off letters, lien terminations and other instruments of discharge), and (xvi) updating any Required Information provided to the Purchaser or its financing sources as may be necessary for such Required Information to remain Compliant; provided, however, that notwithstanding anything in this Agreement, (x) neither the Sellers nor any of the Target Group Companies shall (A) have, prior to the Closing, any liability or obligation under any documents associated with the Purchaser’s financing (collectively, the Debt Financing Documents), (B) be required to incur any other liability in connection with Purchaser’s financing or (C) be required to take any action that would require any director, manager, officer or employee of the Target Group Companies to execute, prior to Closing, any document, agreement, certificate or instrument or agree to any change or modification of any document, agreement, certificate or instrument prior to the Closing (other than such documents, agreements, certificates or instruments the effectiveness of which is conditioned upon and will not take effect prior to the Closing) or (D) be required take any action or provide any assistance that unreasonably interferes with the ongoing operations of the Sellers or any of the Target Group Companies and (y) the board of directors, or similar governing body, of the Target Group Companies shall not be required, prior to the Closing, to adopt resolutions approving the agreements, documents and instruments pursuant to which the Purchaser’s financing is obtained (other than resolutions the effectiveness of which is conditioned upon and will not take effect prior to the Closing).

(b)                                 The Purchaser shall indemnify and hold harmless the Sellers and the Target Group Companies, and each of their respective Representatives, from and against any and all liabilities suffered or incurred in connection with the Purchaser’s financing or any assistance or activities provided in connection therewith, other than liabilities that are the result of the gross negligence or willful misconduct of or material breach of the representations, warranties, covenants or other agreements contained in this Agreement by the Sellers or any Target Group Company as finally determined by a court of competent jurisdiction. The Purchaser shall promptly reimburse the Sellers and the Target Group Companies for all reasonable and documented out-of-pocket costs (including reasonable attorney’s fees) incurred by the Sellers, the Target Group Companies and each of their respective Representatives in connection with the cooperation by the Sellers and the Target Group Companies, or their respective Representatives, pursuant to this Section 6.05 or in connection with its compliance with its obligations under this Section 6.05. Notwithstanding anything herein to the contrary, none of the Sellers or the Target Group Companies shall be required to pay any commitment or other similar fee or enter into any definitive agreement (other than such definitive agreement to which a Target Group Company (but no Seller) is a party and the effectiveness of which is conditioned upon and will not take effect prior to the Closing) or incur any other liability or obligation in connection with the Purchaser’s financing prior to the occurrence of the Closing Date.

6.06                        Publicity

No public release or announcement concerning the Acquisition shall be issued by any Party without the prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Applicable Law or securities exchange upon which such Party’s or such Party’s parent company’s securities are traded, in which case the Party required, or the Party whose parent company is required, to make the release or announcement shall, to the extent practicable, allow the other Parties two (2) Business Days to comment on such release or announcement in advance of such issuance.

6.07                        Non-Competition; Non-Solicitation; Non-Disparagement

(a)                                 For a period of three (3) years commencing on the Closing Date, none of the Sellers shall, nor shall such Seller permit any of such Seller’s Affiliates to, directly or indirectly, within the Midland Basin and the Delaware Basin (i) engage in the Business or have an interest, including as an owner, partner, stockholder, officer, employee, director, agent or consultant, in any Person (other than Purchaser or its Affiliates) that engages in the Business; provided, however, solely with respect to D5, this Section 6.07(a)(i) shall not prohibit (A) D5’s ownership or operation of Hercules Equipment Management, LLC or (B) the ownership or operations of Westdale District 5, Inc., Westdale Properties America I, Ltd. or their respective subsidiaries other than D5 or D5’s subsidiaries (excluding Hercules Equipment Management, LLC), or (ii) take any action intended to interfere in any respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Purchaser and customers or suppliers of the Target Group Companies; provided, however, that this Section 6.07(a) shall not prevent a Seller from investing as a less-than-five-percent (5%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

(b)                                 For a period of two (2) years commencing on the Closing Date, no Seller shall, nor shall it/he/she permit any of its/his/her Affiliates to, directly or indirectly, hire or solicit any Business Employee or encourage any such Business Employee to leave his or her employment with a Target Group Company; provided that the foregoing shall not be violated by (i) general solicitations of employment not specifically targeted at any Business Employee, including responses to general advertisements, or (ii) the hiring of any Business Employee whose employment has been terminated by Purchaser or any Target Group Company or who seeks employment with a Seller or its Affiliate on an unsolicited basis or in response to any such general solicitation or advertisement.

(c)                                  From and after the Closing, no Seller shall, nor shall it/he/she permit any of its/his/her Affiliates to, make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Purchaser, any Target Group Company or any of their respective subsidiaries, Affiliates, employees, officers, directors or stockholders.

(d)                                 Each Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of the Purchaser and constitute a material inducement to the Purchaser to consummate the Acquisition and the other transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by Applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by Applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.08                        Target Company 401(k) Plan

The Sellers shall cause the Target Company to terminate the Seller 401(k) Plan, effective not later than the day immediately preceding the Closing Date. The Sellers shall cause the Target Company to not make or not cause to be made any contributions to the Seller 401(k) Plan attributable to periods after its termination date. The Seller Representative shall provide the Purchaser with evidence that the Seller 401(k) Plan has been terminated pursuant to resolution of the Board of Managers, or equivalent body, of the Target Company (the form and substance of which shall be subject to review and approval by the Purchaser, such approval not to be unreasonably withheld or delayed, and such resolution shall provide that the Sellers will inform the participants in the Seller 401(k) Plan that their distributions may not be rolled over, directly or subsequently, to the Purchaser’s plan) not later than the day immediately preceding the Closing Date. To the extent that the Business Employees satisfy the eligibility requirements under the Purchaser’s plan, the Purchaser shall (i) cause Business Employees who are employed following the Closing Date to be eligible to participate in a 401(k) plan sponsored by the Purchaser or one of its Affiliates, and (ii) cause such 401(k) plan to provide credit for all periods of service to any Target Group Company to be credited for purposes of determining vesting under such 401(k) plan.

6.09                        Termination of Affiliate Contracts

Prior to the Closing, the Sellers shall cause each Target Group Company to terminate each Affiliate Contract other than the Affiliate Contracts set forth on Section 6.09 of the Sellers’ Disclosure Schedule, effective as of the Closing Date.  The Sellers shall cause each counterparty to such Affiliate Contract to discharge each Target Group Company party thereto and its Affiliates from (a) any and all obligations to perform such Affiliate Contract and (b) any and all claims and liabilities to the extent arising from, relating to or otherwise in respect of any such Affiliate Contract.

6.10                        Further Assurances

From time to time, as and when requested by one Party of any other Party, such other Party shall, as promptly as reasonably practicable and at the requesting Party’s expense, (a) execute and deliver, or cause to be executed and delivered, all such documents and instruments and (b) take, or cause to be taken, all such further or other actions, in each case, as such requesting Party may reasonably deem necessary or desirable to consummate the transactions contemplated hereby as soon as reasonably practicable.

6.11                        Director and Officer Indemnification

The Governing Documents of the Target Group Companies after Closing shall contain provisions no less favorable with respect to elimination or limitation of liability and indemnification in favor of current or former directors, managers or officers (the D&O Indemnified Parties) than are set forth in the Governing Documents of the Target Group Companies as of the date hereof, which provisions shall not be amended, repealed or otherwise modified by Purchaser or any of its Affiliates (including the Target Group Companies) for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights of the D&O Indemnified Parties.  In the event any Target Group Company or any of its successors or assigns (a) consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (b) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser agrees that proper provision shall be made so that the successors and assigns of such Target Group Company shall succeed to the obligations of Purchaser set forth in this Section 6.11.  The rights of each of the D&O Indemnified Parties under this Section 6.11 shall not be deemed exclusive of any other rights to which to which such D&O Indemnified Party is entitled.  The provisions of this Section 6.11 shall survive the Closing Date and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and their respective heirs, successors and assigns.  Nothing in this Section 6.11 shall prevent the Purchaser from dissolving and winding up any Target Group Company after the Closing Date.

ARTICLE VII
TAX MATTERS

7.01                Tax Indemnification

(a)                                 The Sellers shall jointly and severally be responsible for and shall jointly and severally indemnify and hold the Purchaser Indemnitees harmless from and against any (i) Tax Liabilities of the Sellers, (ii) Taxes attributable to or imposed on a Target Group Company, or any precursor company, with respect to any taxable period ending on or before the Closing Date, and the portion of any Straddle Period ending on the Closing Date (a Pre-Closing Tax Period) except to the extent such Taxes are taken into account as liabilities in the calculation of Closing Date Net Working Capital or Closing Date Indebtedness or have been accrued as current liabilities on the Financial Statements and (iii) Losses incurred by any Purchaser Indemnitee in connection with defending Tax claims with respect to any amounts described in clauses (i) to (ii) of this Section 7.01(a).

(b)                                 The Purchaser shall be responsible for, and shall indemnify and hold the Seller Indemnitees harmless from and against any (i) Taxes attributable to or imposed on a Target Group Company with respect to any taxable period beginning the day after the Closing Date and the portion of any Straddle Period beginning after the Closing Date (a Post-Closing Tax Period) and (ii) Losses incurred by any Seller Indemnitee in connection with defending Tax claims with respect to any amounts described in clause (i) of this Section 7.01(b).

(c)                                  For the purposes of this Section 7.01, in the case of Taxes that are payable with respect to a Straddle Period, the portion of any such tax that is allocable to the Pre-Closing Tax Period shall be: in the cases of Taxes (i) that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on (and included) the Closing Date, provided, however, that all exemptions, allowances, or deductions for the entire Straddle Period which are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the two short periods in proportion to the number of days in each period and any credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended on the Closing Date, and (ii) imposed on  periodic basis with respect to a Target Group Company, or otherwise measured by the level of any item, deemed to be the entire amount of such Taxes for the entire period, multiplied by a fraction the numerator of which it is the number of calendar days in the period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)                                 Neither Purchaser nor any of its Affiliates will take any action or make any election (including any election under Treasury Regulation Section 301.7701-3)

that would have effect with respect to any of the Target Group Companies on or prior to the Closing Date, and neither Purchaser nor any of its Affiliates shall amend any Target Group Company’s Tax Return for a Pre-Closing Tax Period without the consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  Sellers shall not be liable for any Tax imposed on any Target Group Company with respect to any sale (or other disposition) of assets outside the ordinary course of business after Closing on the Closing Date.

(e)                                  Whenever in accordance with this Section 7.01 the Sellers shall be required to pay a Purchaser Indemnitee an amount pursuant to Section 7.01(a) or the Purchaser shall be required to pay the a Seller Indemnitee an amount pursuant to Section 7.01(b), such payments shall be made by the later of thirty (30) days after such payments are requested or ten (10) days before the requesting party is required to pay the related Tax liability.

7.02                Tax Returns

(a)                                 The Seller Representative shall prepare, or cause to be prepared, and file, or cause to be filed all Tax Returns for the tax period ending on or before the Closing Date. All such Tax Returns shall be prepared, to the extent permitted by Law, in a manner consistent with past practice. To the extent any such Tax Returns are required to be filed after the Closing Date, at least fifteen (15) days prior to the due date for filing such Tax Returns, the Seller Representative shall deliver, or cause to be delivered, such Tax Returns to the Purchaser. The Purchaser shall timely file, or cause to be timely filed all Tax Returns described in the previous sentence.

(b)                                 The Purchaser shall prepare, or cause to be prepared, all Straddle Period Tax Returns. At least thirty (30) days prior to the due date for filing any Straddle Period Tax Returns, the Purchaser shall deliver to the Seller Representative for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such Tax Returns (accompanied by an allocation pursuant to Section 7.01(c) between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Tax Return).  Not later than fifteen (15) days before the due date of such Tax Returns the Purchaser shall reflect any reasonable comments received from the Seller Representative. Thereafter, the Purchaser shall timely file, or cause to be timely filed, all Straddle Period Tax Returns and pay any amounts shown as due on such Tax Returns.

(c)                                  The Purchaser shall prepare and file all Post-Closing Tax Period Tax Returns and pay any amounts shown as due on such Tax Returns.

7.03                Cooperation

Notwithstanding anything contained in Section 6.01 to the contrary:

(a)                                 Each Party shall cooperate, and shall cause its Affiliates (and its and their respective officers, directors, employees or agents) to cooperate, as reasonably required to prepare and to file all Tax Returns of a Target Group Company for a Tax period ending on or before the Closing Date or for any Tax periods which include the Closing Date and to deal with any audit, examination or other Proceedings related to such Tax Returns of such Tax periods.

(b)                                 The Sellers and the Purchaser shall make available to the other Party as reasonably requested personnel, information, records, and documents relating to Taxes concerning a Target Group Company and shall retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other Party of any Tax Return or for any tax contest or other examination or Proceeding relating to Taxes. Such books and records will be retained until the expiration of the applicable statute of limitations (including extensions thereof). Thereafter, the Purchaser will not dispose of any such Tax Returns or books and records unless it first offers in writing such Tax Returns and books and records to the Seller Representative and the Seller Representative fails to accept such offer within 60 days of it being made.

7.04                        Tax Refunds

Any refunds or credits of Tax (including interest paid thereon) that are realized by Purchaser or an Affiliate of Purchaser, including by offset against Tax for which Purchaser or an Affiliate of Purchaser would otherwise be liable, after the Closing Date that relate to any Pre-Closing Tax Periods of any Target Group Company shall be for the account of the Sellers, except to the extent such refund is specifically referenced in Net Working Capital, is shown as a current asset in the Financial Statements or is attributable to the effect of any loss, deduction, credit or other item from a Post-Closing Taxable Period.  Purchaser shall pay over to the Sellers the amount of any such refund within 15 days after receipt, or in the case of an amount credited against Tax, the due date of the Tax Return claiming such credit.

7.05                Transfer Taxes

The Sellers and Purchaser shall each pay 50% of all transfer, conveyance or similar Taxes applicable to the transfer of the Units, including in respect of transfer tax stamps referred to in Section 2.03(a)(i) and all stamp duty or stamp duty reserve tax (including any interest or penalties) arising as a result of the entry into or implementation of this Agreement. Each Party shall use reasonable best efforts to claim any available exemption from such Taxes and to cooperate with the other Parties to obtain such exemption.

ARTICLE VIII
CONDITIONS PRECEDENT

8.01                Conditions to the Purchaser’s, Parent’s and the Sellers’ Obligations

The obligation of the Purchaser, Parent and the Sellers to consummate the Acquisition is subject to the satisfaction or written waiver at or prior to the Closing of each of the following conditions:

(a)                                 Any waiting period (and extension thereof) applicable to the consummation of the Acquisition under the HSR Act shall have expired or shall have terminated.

(b)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order that is in effect at the Closing Date and that has the effect of making the Acquisition illegal or of otherwise prohibiting the consummation of the Acquisition.

8.02                Conditions to Obligation of the Purchaser and Parent

The obligation of the Purchaser to purchase and pay for the Units and for the Purchaser and Parent to consummate the Acquisition is subject to the satisfaction (or written waiver by the Purchaser) of each of the following conditions:

(a)                                 (i) Each of the Fundamental Representations shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct only as of such date), and (ii) all other representations and warranties contained in Article III and Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct only as of such date), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers set forth therein) does not constitute a Material Adverse Effect.

(b)                                 The covenants and agreements of the Sellers contained in this Agreement to be complied with or performed by the Sellers at or before the Closing shall have been complied with or performed in all material respects.

(c)                                  There shall not have occurred or be continuing a Material Adverse Effect.

(d)                                 Any Motley Perforator Redemption Agreement or Motley Coil Redemption Agreement shall not have been terminated and shall remain in full force and effect.

(e)                                  Each of the Employment Agreements shall not have been terminated and shall remain in full force and effect.

(f)                                   The Purchaser shall have received a certificate of the Sellers, signed by a duly authorized officer of each of the Sellers and dated as of the Closing Date, certifying the matters set forth in clauses (a), (b) and (c) of this Section 8.02.

8.03                Conditions to Obligation of the Sellers

The obligation of the Sellers to sell the Units and consummate the Acquisition is subject to the satisfaction (or written waiver by the Sellers) of the following conditions:

(a)                                 (i) Each of the representations contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06 and 5.07 shall be true and correct in all respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct only as of such date), and (ii) all other representations and warranties contained in Article V shall be true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date, in which case such representation or warranty shall be true and correct only as of such date), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Purchaser Material Adverse Effect” qualifiers set forth therein) does not constitute a Purchaser Material Adverse Effect.

(b)                                 The covenants and agreements of the Purchaser and Parent contained in this Agreement to be complied with or performed by the Purchaser and/or Parent (as applicable) at or before the Closing shall have been complied with or performed in all material respects.

(c)                                  The Sellers shall have received a certificate of the Purchaser and Parent, signed by a duly authorized officer of each of the Purchaser and Parent and dated as of the Closing Date, certifying the matters set forth in clauses (a) and (b) of this Section 8.03.

ARTICLE IX
TERMINATION

9.01                Termination

(a)                                 This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i)                           by mutual written consent of the Sellers and the Purchaser;

(ii)                        by the Sellers or the Purchaser if the Closing shall not have occurred on or before the date that is sixty (60) days from the date of this Agreement (the Termination Date); provided that the Party seeking to terminate this agreement pursuant to this Section 9.01(a)(ii) is not then in material breach of its obligations under this Agreement;

(iii)                     by the Sellers or the Purchaser in the event that any Applicable Law restraining, enjoining or otherwise prohibiting the Acquisition shall have been promulgated, or an Order of any Governmental Authority restraining, enjoining, declining to approve or otherwise prohibiting the Acquisition, and such Order shall have become final and non-appealable;

(iv)                    by the Sellers, if a breach of any representation or warranty or covenant or agreement by the Purchaser or Parent set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.03 not to be satisfied, and such breach is not cured (or is incapable of being cured) within thirty (30) days after receipt of written notice thereof from the Sellers; provided that the Sellers are not then in breach of this Agreement such that, if occurring or continuing on the Closing Date, any of the conditions set forth in Section 8.02 would not be satisfied;

(v)                       by the Purchaser, if a breach of any representation or warranty or covenant or agreement by any Seller set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the conditions set forth in Section 8.02 not to be satisfied, and such breach is not cured (or is incapable of being cured) within thirty (30) days after receipt of written notice thereof from the Purchaser; provided that the Purchaser is not then in breach of this Agreement such that, if occurring or continuing on the Closing Date, any of the conditions set forth in Section 8.03 would not be satisfied; or

(vi)                    by the Sellers or the Purchaser, if as of 5:00 p.m. New York time on November 15, 2018 the Purchaser has not obtained any portion of the proceeds under the transactions contemplated by the Debt Financing Documents, regardless of the reason therefor.

(b)                                 In the event of a termination of this Agreement pursuant to and in accordance with this Article IX, written notice thereof shall be given by the Party seeking termination to the other Party and the transactions contemplated hereby shall be terminated, without further action by any Party. If the transactions contemplated hereby are terminated as provided herein:

(i)                           the Purchaser and Parent (and each of their respective Representatives and Affiliates) shall return all documents and other material received from the Sellers, any Target Group Company or any of their respective Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller Representative; and

(ii)                        all confidential information received by the Purchaser, Parent or any of their respective Representatives or Affiliates with respect to the Sellers or any Target Group Company or relating to the provisions of or negotiations leading to this Agreement or the other transactions contemplated hereby shall be treated in accordance with the terms of the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement and any other provision hereof to the contrary.

9.02                        Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 9.01, this Agreement shall become null and void and of no further force and effect and there shall be no further liability on the part of any Party, except that the following provisions shall survive any such termination:

(i)                           Section 6.06 relating to publicity;

(ii)                        this Section 9.02; and

(iii)                     Article I relating to Definitions and Interpretation and Article XI relating to Miscellaneous Provisions, in each case to the extent applicable.

ARTICLE X
INDEMNIFICATION

10.01         Survival

The representations and warranties contained in Article III and Article IV and related claims for indemnification of breaches thereof shall survive for twelve (12) months after the Closing Date; provided that the Fundamental Representations and related claims for indemnification or breaches thereof shall survive for sixty (60) days after the expiration of the applicable statute of limitations; and provided further that the Sellers’

representations and warranties relating to a Target Group Company contained in Section 4.13 and, solely to the extent involving tax matters, Section 4.15 (together with related claims for indemnification hereunder), shall survive for sixty (60) days after the expiration of the applicable statute of limitations in respect of the Tax giving rise to the relevant indemnification claim. The representations and warranties in Article V and related claims for indemnification of breaches thereof shall survive for sixty (60) days after the expiration of the applicable statute of limitations. The covenants and other agreements of the Parties contained in this Agreement and related claims for indemnification of breaches thereof shall survive until the full performance thereof. The Sellers’ indemnification obligations pursuant to Section 10.02(b)(iii) shall survive for thirty (30) months after the Closing Date. The Sellers’ indemnification obligations pursuant to Section 10.02(b)(iv) shall survive for twelve (12) months after the Closing Date. Notwithstanding the foregoing, in the event notice of any claim for indemnification under Section 10.02 has been given (within the meaning of Section 11.05) within the applicable survival period, the representations, warranties, covenants or agreements that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.

10.02         Indemnification

(a)                                 Subject to the provisions of this Article X, from and after the Closing, each Seller shall, severally (and not jointly), indemnify each Purchaser Indemnitee against, hold it harmless from and compensate and reimburse each Purchaser Indemnitee for, any damages, losses, charges, Liabilities, claims, demands, Proceedings, payments, judgments, settlements, assessments, deficiencies, interest, penalties, costs and expenses (including any reasonable expenses of enforcement of obligations under this Agreement, and all reasonable legal fees and any out-of-pocket third party expenses incurred in connection with the investigation, defense and settlement thereof) (collectively, Losses) suffered or incurred by such Purchaser Indemnitee to the extent arising out of, resulting from or constituting:

(i)                           a breach of any representation or warranty made by such Seller in Article III; provided that for purposes of this Section 10.02(a)(i), any qualification or exception as to “materiality”, “Material Adverse Effect” or similar qualification or exception contained in any such representation or warranty shall be disregarded for purposes of (A) determining whether there has been a breach thereof and (B) determining the amount of any Losses arising from a breach thereof; or

(ii)                        a breach by such Seller of, or failure by such Seller to timely and duly perform, any covenant or agreement contained in Section 6.03(a), (b) or (c) or Section 6.07.

(b)                                 Subject to the provisions of this Article X, from and after the Closing, the Sellers shall, jointly and severally, indemnify each Purchaser Indemnitee against, hold it harmless from and compensate and reimburse each Purchaser Indemnitee for, any

Losses suffered or incurred by such Purchaser Indemnitee to the extent arising out of, resulting from or constituting:

(i)                           a breach of any representation or warranty made by the Sellers in Article IV; provided that for purposes of this Section 10.02(b)(i) (other than with respect to breaches of the representations and warranties set forth in Section 4.08 and Section 4.11 (for purposes of defining a “Material Contract”)), any qualification or exception as to “materiality”, “Material Adverse Effect” or similar qualification or exception contained in any such representation or warranty shall be disregarded for purposes of  (A) determining whether there has been a breach thereof and (B) determining the amount of any Losses arising from a breach thereof;

(ii)                        a breach of, or failure to timely and duly perform, any covenant or agreement to be performed by the Sellers contained in this Agreement (other than the covenants and agreements contained in Section 6.03(a), (b) and (c) and Section 6.07, to which this Section 10.02(b)(ii) shall not apply);

(iii)                     the matters set forth on Schedule 10.02(b)(iii);

(iv)                    the matters set forth on Schedule 10.02(b)(iv); or

(v)                       any payment required to be paid by any Target Group Company pursuant to the Simmons Engagement Letter.

(c)                                  Subject to the provisions of this Article X, from and after the Closing, the Purchaser shall indemnify each Seller Indemnitee against, hold it harmless from and compensate and reimburse each Seller Indemnitee for, any Losses suffered or incurred by such Seller Indemnitee to the extent arising out of, resulting from or constituting:

(i)                           a breach of any representation or warranty made by the Purchaser in Part I or Part II of Article V; or

(ii)                        a breach of, or failure to timely and duly perform, any covenant or agreement to be performed by the Purchaser contained in this Agreement.

(d)                                 Subject to the provisions of this Article X, from and after the Closing, Parent shall indemnify each Seller Indemnitee against, hold it harmless from and compensate and reimburse each Seller Indemnitee for, any Losses suffered or incurred by such Seller Indemnitee to the extent arising out of, resulting from or constituting:

(i)                           a breach of any representation or warranty made by Parent in Part I of Article V; or

(ii)                        a breach of, or failure to timely and duly perform, any covenant or agreement to be performed by Parent contained in this Agreement.

10.03         Limitations on Indemnification Obligations

Notwithstanding anything to the contrary contained in this Agreement (but except as set forth in the proviso in this Section 10.03):

(a)                                 no Purchaser Indemnitee shall be entitled to recover under Section 10.02(a)(i) or Section 10.02(b)(i) unless and until the aggregate amount of Losses (after giving effect to the De Minimis Threshold) suffered by Purchaser Indemnitees thereunder exceeds one percent (1%) of the Cash Consideration (the Deductible), whereupon such Purchaser Indemnitee shall be entitled to recover only such Losses in excess of the Deductible;

(b)                                 no Purchaser Indemnitee shall be entitled to recover under Section 10.02(a)(i) or Section 10.02(b)(i) with respect to any single claim or series of related claims unless and until the amount of Losses suffered by such Purchaser Indemnitee in respect of such claim or series of related claims exceeds $50,000 (the De Minimis Threshold); and

(c)                                  the Sellers’ maximum aggregate liability pursuant to Section 10.02(a)(i) and Section 10.02(b)(i) shall not exceed an amount equal to five percent (5%) of the Cash Consideration (the Cap);

provided that the limitations in clauses (a), (b) and (c) above shall not apply with respect to any claim for indemnification under Article VII or in respect of Losses to the extent arising from a breach of a Fundamental Representation or Fraud on the part of any Seller, and in such event, other than with respect to the Fundamental Representations contained in Article III for which each Seller shall be severally, and not jointly, liable for the full amount of such Losses, the Sellers shall be jointly and severally liable to the Purchaser Indemnitees for the full amount of such Losses.  Notwithstanding the foregoing and anything contained in this Agreement to the contrary, (1) each Seller’s maximum aggregate liability pursuant to Section 10.02(a) and (b) shall not exceed the portion of the Cash Consideration actually received by such Seller; and (2) the Sellers’ combined maximum aggregate liability under this Agreement shall not exceed an amount equal to the Cash Consideration plus the value of the Consideration Shares (calculated in accordance with Section 2.01(d)).

10.04         Third Party Claims; Notice of Direct Claims

(a)                                 In order for a Person to be entitled to any indemnification provided for under this Agreement (such Person entitled to indemnification hereunder, an Indemnified Party; and a Party against whom indemnification is sought hereunder, an Indemnifying Party), in respect of, arising out of or involving a claim made by any Person (other than a Party hereto) against an Indemnified Party (a Third Party

Claim), such Indemnified Party shall provide written notice to the Indemnifying Party (such notice to include a description of the nature of the Third Party Claim, a good faith estimate of the Losses associated therewith and copies of all written notices and documents (including any court papers) received by such Indemnified Party relating to the Third Party Claim) during the applicable survival period in Section 10.01 and within ten (10) Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided that failure to give such prompt notice shall not affect the right to indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

(b)                                 Except as set forth in this Section 10.04, the Indemnifying Party shall be entitled (at its election) to assume the defense of a Third Party Claim within ten (10) Business Days after receiving the notice specified in Section 10.04(a) with counsel selected by the Indemnifying Party that is reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Claim constitute Losses for which the Indemnified Party may be indemnified pursuant to this Article X and (B) an adverse resolution of the Third Party Claim would not have a material adverse effect on the goodwill or reputation of the Indemnified Party or the business, operations or future conduct of the Indemnified Party, and (ii) the Indemnifying Party may not assume control of the defense of any Third Party Claim involving any Governmental Authority or criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, assume control of the defense of a Third Party Claim, the Indemnified Party shall control such defense.  If the Indemnifying Party assumes such defense, the Indemnified Party shall nonetheless have the right to employ counsel separate from the counsel employed by the Indemnifying Party; provided that the Indemnifying Party shall not be liable to such Indemnified Party for any fees of such separate counsel with respect to the defense of such Third Party Claim, unless, in the reasonable opinion of the Indemnifying Party’s legal counsel, a conflict of interest exists between such Indemnified Party and the Indemnifying Party that would make such separate representation advisable. If the Indemnifying Party does not assume such defense, and for any period during which the Indemnifying Party has not assumed such defense, the Indemnifying Party shall be liable for the reasonable fees and expenses of one single counsel employed by such Indemnified Party (which reasonable fees and expenses shall be considered Losses for purposes of this Agreement). If the Indemnifying Party chooses to defend a Third Party Claim or prosecute a claim in connection therewith, each Indemnified Party shall provide all reasonable cooperation in such defense or prosecution.

(c)                                  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle, compromise or discharge such Third Party Claim without the prior written consent of the Indemnified Party, unless (i) the Indemnifying Party agrees in writing to pay or cause to be paid all amounts arising out of such proposed settlement, and (ii) the proposed settlement (A) does not include an admission of wrongdoing by the Indemnified Party, (B) includes a complete release of the Indemnified Party from further Liability, and (C) does not impose any injunctive relief or other equitable obligations on the Indemnified Party.

(d)                                 In the event a Seller Indemnitee has a claim against the Purchaser or Parent (as applicable) under Section 10.02 that does not involve a Third Party Claim, such Seller Indemnitee shall deliver written notice of such claim to the Purchaser or Parent (as applicable) stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, during the applicable survival period in Section 10.01 and within twenty (20) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Purchaser or Parent (as applicable) shall have been prejudiced as a result of such failure. The Seller Indemnitee and the Purchaser or Parent (as applicable) shall, for a period of not less than twenty (20) Business Days following receipt by the Purchaser or Parent (as applicable) of the notice of such claim, negotiate in good faith to resolve the claim, and such Seller Indemnitee shall not commence Proceedings with respect to such claim prior to the end of such period.

(e)                                  In the event a Purchaser Indemnitee has a claim against one or more Sellers under Section 10.02 that does not involve a Third Party Claim, such Purchaser Indemnitee shall deliver written notice of such claim to such Seller(s) stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, during the applicable survival period in Section 10.01 and within twenty (20) Business Days of becoming aware of the facts or circumstances giving rise to such claim; provided that failure to give such notice shall not affect the indemnification provided hereunder except to the extent such Seller(s) shall have been prejudiced as a result of such failure.  The Purchaser Indemnitee and the Seller(s) shall, for a period of not less than twenty (20) Business Days following receipt by such Seller(s) of the notice of such claim, negotiate in good faith to resolve the claim, and such Purchaser Indemnitee shall not commence Proceedings with respect to such claim prior to the end of such period.

10.05         Representations and Warranties Insurance Policy

(a)                                 The Purchaser has purchased for its benefit a representations and warranties insurance policy (the R&W Insurance Policy), and except as otherwise set forth in this Article X, the R&W Insurance Policy shall provide Purchaser’s sole and exclusive recourse with respect to Losses suffered or incurred from claims of breaches of representations and warranties arising under this Agreement. All premiums and underwriting and due diligence fees for the R&W Insurance Policy shall be borne by the Purchaser.

(b)                                 The Purchaser shall cause the R&W Insurance Policy to provide that the insurer with respect to such R&W Insurance Policy will not, other than in instances of Fraud by the Sellers, be entitled to subrogation or assignment of rights of recovery against the Sellers, and the Purchaser shall not cause or permit the R&W Insurance Policy to be amended or modified such that the insurer with respect to such R&W Insurance Policy would be entitled to subrogation or assignment of rights of recovery against the Sellers, other than in instances of Fraud.  The Purchaser shall not subrogate or assign rights of recovery against the Sellers to such insurer and shall use its commercially reasonable efforts to cause such insurer to waive all rights of recovery from or subrogation against the Sellers, other than in instances of Fraud by the Sellers.  The R&W Insurance Policy shall be specifically endorsed to provide such waiver.

10.06         Double Recovery

No Indemnified Party shall be entitled to recover any amount pursuant to any provision of this Agreement in respect of any claim to the extent that such Indemnified Party has already recovered any amount in respect of such claim.

10.07         Recovery; Other Limitations

(a)                                 In the event that any Purchaser Indemnitee sustains or incurs Losses for which the Sellers are obligated to indemnify such Purchaser Indemnitee pursuant to Section 10.02(b) (except with respect to breaches of Fundamental Representations), the payments of Sellers to such Purchaser Indemnitee shall be made (and the Purchaser Indemnitee shall only recover such payments as set forth under this Article X) as follows:

(i)                           First, subject in every respect to the limitations contained in this Article X, from the Escrow Account pursuant to the terms of the Escrow Agreement until such Losses are paid in full or until the Escrow Amount (and all income earned thereon) is extinguished; and

(ii)                        then, directly from the Sellers in accordance with the terms of, and subject in every respect to the limitations contained in, this Article X.

Notwithstanding anything to the contrary contained in this Agreement, after the one (1) year anniversary of the Closing Date, Purchaser’s sole and exclusive remedy under Section 10.02(b)(i) (other than with respect to breaches of the Fundamental Representations and the representations contained in Sections 4.13 and 4.15) shall be against the R&W Insurance Policy.

(b)                                 Losses suffered by a Party in connection with any claim hereunder shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution, or other similar payment actually received by any Party in respect of any such claim.

(c)                                  Each Party acknowledges and agrees that, from and after the Closing (except as provided in Section 6.05(b), Article VII and Section 11.13), its sole and exclusive remedy with respect to any and all Losses relating to this Agreement, the transactions contemplated hereby, the Target Group Companies, the Business, and/or the personal or real property of the Target Group Companies shall be pursuant to the indemnification provisions set forth in this Article X.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.01         Amendments and Waivers

This Agreement may not be amended or modified except by an instrument in writing signed on behalf of each of the Parties. Each Party may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the covenants or conditions for the benefit of such Party contained in this Agreement; provided that (i) any such extension or waiver by a Party will be valid only if set forth in a written document signed on behalf of the Party against whom such extension or waiver is to be effective; (ii) no extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver and (iii) no failure or delay by a Party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the Parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.

11.02         Assignment

This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by any Party without the prior written consent of the other Parties; provided that the Purchaser may assign its rights to purchase the Units pursuant to this Agreement to an Affiliate of the Purchaser; provided, further, however, that the

Purchaser shall nevertheless remain responsible for its obligations hereunder. Any attempted assignment in violation of this Section 11.02 shall be null and void and of no effect.

11.03         No Third-Party Beneficiaries

This Agreement shall be binding upon and inure solely and exclusively to the benefit of the Parties and their successors and permitted assigns, and except as set forth in Section 6.05(b) and Section 6.11, nothing herein expressed or implied shall give, or be construed to give, to any Person, other than the Parties and such successors and permitted assigns, any legal or equitable right, remedies or claims under or with respect to this Agreement or any provisions hereof.

11.04         Expenses

Whether or not the Closing takes place, and except as otherwise set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expense provided that (a) the Sellers shall bear all costs and expenses incurred by the Target Group Companies in connection with the negotiation, execution and delivery of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby that are to be performed prior to the Closing Date and (b) all fees of the Escrow Agent shall be borne 50% by the Sellers, on the one hand, and 50% by the Purchaser, on the other hand.

11.05                 Notices

All notices, consents, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by e-mail or facsimile of a PDF document (with confirmation of transmission by the transmitting equipment) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.05):

(a)                                 if to the Purchaser, to:

KLX Energy Services LLC

1300 Corporate Center Way

Wellington, FL 33414

Attention: Jonathan L. Mann, Esq.

Facsimile: (561) 791-5419

Email: Jonathan.Mann@klxenergy.com;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Valerie Ford Jacob, Esq.

Paul Humphreys, Esq.

Facsimile: (212) 277-4001

Email: Valerie.Jacob@freshfields.com

Paul.Humphreys@freshfields.com;

(b)                                 if to Parent, to:

KLX Energy Services Holdings, Inc.

1300 Corporate Center Way

Wellington, FL 33414

Attention: Jonathan L. Mann, Esq.

Facsimile: (561) 791-5419

Email: Jonathan.Mann@klxenergy.com;

with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue, 31st Floor

New York, NY 10022

Attention: Valerie Ford Jacob, Esq.

Facsimile: (212) 277-4001

Email: Valerie.Jacob@freshfields.com;

(c)                                  if to D5 as a Seller or as Seller Representative to:

District 5 Investments, LP

100 E. Royal Lane

Irving, TX 75039

Attention: Ali H. Mirza

Email: ali@d5inv.com;

with a copy (which shall not constitute notice) to:

Locke Lord LLP

600 Travis Street, Suite 2800

Houston, TX 77002

Attention: Joe Perillo

Facsimile: (713) 229-2610

Email: jperillo@lockelord.com;

(d)                                 if to 3M to:

3M Capital, Inc.

Post Office Box 13415

Odessa, Texas  79768

Attention: Marco D. Davis

Email: marco@motley-services.com;

with a copy (which shall not constitute notice) to:

Cotton, Bledsoe, Tighe & Dawson, P.C.

500 W. Illinois, Suite 300

Midland, TX 79701

Attention: Zachary J. Brandl

Facsimile: (432) 684-3159

Email: zbrandl@cbtd.com;

(e)                                  if to Davis to:

Marco D. Davis

Post Office Box 13415

Odessa, Texas  79768

Email: marco@motley-services.com;

with a copy (which shall not constitute notice) to:

Cotton, Bledsoe, Tighe & Dawson, P.C.

500 W. Illinois, Suite 300

Midland, TX 79701

Attention: Zachary J. Brandl

Facsimile: (432) 684-3159

Email: zbrandl@cbtd.com

11.06         Counterpart Execution and Facsimile Delivery

This Agreement may be executed and delivered (including by facsimile or portable document format (PDF) transmission) in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument.

11.07         Entire Agreement

This Agreement and all exhibits, annexes and schedules hereto (including the Sellers Disclosure Schedule and any schedule or annex thereto) and the Confidentiality Agreement (and any schedules or annexes thereto), contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings (whether oral or written) relating to such subject matter. None of the Parties shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

11.08         Severability

If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

11.09         Governing Law

This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Sellers, the Purchaser, Parent or the Target Group Companies in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Applicable Law of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Law or any jurisdiction other than the State of Delaware.

11.10         Consent to Jurisdiction

(a)                                 Each of the Parties hereby, with respect to any legal claim or Proceeding arising out of this Agreement or the other transactions contemplated hereby, (i) expressly and irrevocably submits, for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such courts, (iii) agrees that it will not bring any claim or Proceeding relating to this Agreement or the other transactions contemplated hereby except in such courts and (iv) waives, to the fullest extent it may legally and effectively do so, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, any objection which it may now or hereafter have to the laying of venue of any claim or Proceeding arising out of or relating to this Agreement. Notwithstanding the foregoing, each of the Sellers, the Purchaser and the Target Company agrees that a final and nonappealable judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)                                 Each Party irrevocably consents to the service of process in any claim or Proceeding with respect to this Agreement or the other transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by any other Party may be made by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.05 and such service of process shall be sufficient to confer personal jurisdiction over such Party in such claim or Proceeding and shall otherwise constitute effective and binding service in every respect.

11.11         Waiver of Jury Trial

EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION CONTEMPLATED BY THIS AGREEMENT. EACH PARTY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

11.12         Appointment of Seller Representative

(a)                                 Each Seller hereby irrevocably appoints the Seller Representative as its sole, exclusive, true and lawful representative and attorney-in-fact, agent and proxy, with full power of substitution to act in its name, place and stead for all purposes under, and in respect of all transactions contemplated by, this Agreement, including, (i) consummating the Acquisition, (ii) paying all expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) accepting and disbursing any funds received hereunder to such Seller and each other Seller, (iv) on behalf of each Seller, determining the satisfaction of, or otherwise waiving, any closing condition contained in Article VIII,  and giving or agreeing to, on behalf of such Seller, any and all consents, waivers, amendments, or modifications, deemed by the Seller Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, executing and delivering any documents that may be necessary or appropriate in connection therewith, and to effect the Closing on behalf of Sellers, (v) negotiating, settling, compromising and otherwise handling any claims for indemnification or other claims made pursuant this Agreement to the extent that each of the Sellers is equally affected (on a pro rata basis) with respect to such claims for indemnification, and (vi) generally doing each and every other act and exercise any and all other rights which such Seller is, or Sellers collectively are, permitted or required to do or exercise under this Agreement. In addition, if one or more of the Sellers are an Indemnifying Party with respect to a Third Party Claim, then Purchaser and each of the Sellers hereby agree that the Seller Representative shall have the authorization, power and authority to take any and all action and to make and agree to any agreement for all such Sellers with respect to such Third Party Claim and that such determination shall be binding upon such Sellers.  Notwithstanding anything to the contrary in this Agreement or any of the agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement, each Seller hereby agrees to indemnify and hold harmless the Seller Representative and any Affiliate of the Seller Representative with respect to any claim asserted against or damages incurred by or on behalf of the Seller Representative or such Affiliate of the Seller Representative as a result of the Seller Representative carrying out his, her or its duties and obligations as the Seller Representative as contemplated by this Agreement.

(b)                                 The Seller Representative and each other Seller shall be and are bound by all decisions, actions, inactions, consents or instructions taken by the Seller Representative pursuant to this Section 11.12 on behalf of the Sellers. The Seller Representative will not be liable to any Seller for any act taken or omitted by it as permitted under this Agreement, except if taken or omitted in bad faith or by willful misconduct. The Seller Representative will also be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine (including facsimiles thereof).

(c)                                  The Sellers understand and agree that the Seller Representative may have various actual, perceived or potential conflicts of interest and hereby waive and agree to waive any and all such conflicts of interest, not to assert any claim on the basis thereof, and not to seek to disqualify the Seller Representative due to any and all such conflicts of interest or potential conflicts of interest or appearances of impropriety.

(d)                                 None of the Purchaser, Parent or any of their Affiliates (including, from and after the Closing, the Target Group Companies) shall have any Liability to any of Sellers or the Seller Representative arising out of the acts or omissions of the Seller Representative or any disputes among Sellers or any other Person who may own (or who may purport to own) an interest in a Seller or between Sellers and the Seller Representative. From and after the Closing, to the extent that the Purchaser or Parent or any of their Affiliates (including, from and after the

Closing, any Target Group Company) makes any payment hereunder to the Seller Representative, such payment shall be deemed to satisfy in full the payor’s obligations in respect of the amount of the payment made by such payor (subject to delivery of the payment in accordance with the terms of this Agreement), it being agreed and understood that such applicable Sellers and their respective Affiliates shall have no recourse, nor shall they be permitted to pursue any claim, against the Purchaser, Parent any of their Affiliates (including, from and after the Closing, any Target Group Company) in respect of the amount of the payment made by the payor (whether such payment was not paid over by the Seller Representative or for any other reason).

11.13         Specific Performance

Each Party agrees that irreparable damage may occur if any provision of this Agreement is not performed in accordance with its terms, and the Parties shall be entitled (without the requirement to post a bond) to seek specific performance of the terms hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Sellers, the Purchaser and Parent have duly executed this Agreement as of the date first written above.

DISTRICT 5 INVESTMENTS, LP

By:	/s/ Casey M. Friedel
Name:	Casey M. Friedel
Title:	Authorized Representative

3M CAPITAL, INC.

By:	/s/ Marco D. Davis
Name:	Marco D. Davis
Title:	Chief Executive Officer

/s/ Marco D. Davis
MARCO D. DAVIS

KLX ENERGY SERVICES LLC

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	President

KLX ENERGY SERVICES HOLDINGS, INC.

By:	/s/ Thomas P. McCaffrey
Name:	Thomas P. McCaffrey
Title:	Senior Vice President & Chief Financial Officer